Use these links to rapidly review the document

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

FILED PURSUANT TO RULE 424(B)(3)
REG. STATEMENT NO. 333-137225

               Subject to Completion
Preliminary Prospectus Supplement dated August 4, 2009

P R O S P E C T U S   S U P P L E M E N T

To Prospectus dated September 8, 2006

11,500,000 Shares

HCP, Inc.

Common Stock

              We are offering 11,500,000 shares of our common stock to the public. Our common stock is traded on the New York Stock Exchange under the symbol "HCP." On August 3, 2009, the last reported sale price for our common stock on the New York Stock Exchange was $26.24 per share.

              Investing in our common stock involves risks. See "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and beginning on page 4 of the accompanying prospectus.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds (before expenses) to HCP	$	$

              To the extent the underwriters sell more than 11,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,725,000 shares from us.

              The underwriters expect to deliver the shares against payment in New York, New York on August    , 2009.

Book-Running Manager

BofA Merrill Lynch

The date of this prospectus supplement is August    , 2009.

              You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

              All references in this prospectus supplement to "HCP," "we," "us" or "our" mean HCP, Inc. and its consolidated subsidiaries, except where it is clear from the context that the term means only the issuer, HCP. Unless otherwise stated, currency amounts in this prospectus supplement are stated in United States dollars.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities, warrants or other rights, stock purchase contracts, units, common stock, preferred stock or depositary shares, or any combination thereof, in one or more offerings.

              It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Incorporation by Reference" on page S-1 of this prospectus supplement and "Where You Can Find More Information" on page 2 of the accompanying prospectus.

INCORPORATION BY REFERENCE

              The Securities and Exchange Commission, or SEC, allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that HCP has filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that HCP files with the SEC after the date of this prospectus supplement and that is incorporated by reference in this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference (other than any portions of any such documents that are not deemed "filed" under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules):

  •
  our Current Reports on Form 8-K filed on March 2, 2009, May 4, 2009 (relating to the revision to our historical financial statements), May 8, 2009 and June 3, 2009;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

  •
  the description of our common stock contained in our Registration Statement on Form 10 dated May 7, 1985 (File No. 1-08895), including the amendments dated May 20, 1985 and May 23, 1985, and any other amendment or report filed for the purpose of updating such description, including the description of amendments to our charter contained in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001, June 30, 2004 and September 30, 2007; and

  •
  any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus supplement.

              You may request a copy of any of these filings at no cost to you by contacting us by mail, telephone or e-mail using the information set forth below:

Legal Department
HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
(562) 733-5100
 legaldept@hcpi.com

SUMMARY

              The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into those documents, including the "Risk Factors" section beginning on page 4 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2008. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

              Unless otherwise expressly stated or the context otherwise requires, information in this prospectus supplement assumes that the option granted to the underwriters to purchase up to 1,725,000 additional shares from us has not been exercised.

 Our Company

              We invest primarily in real estate serving the healthcare industry in the United States, or U.S. We are a Maryland corporation and were organized to qualify as a self-administered real estate investment trust, or REIT, in 1985. We are headquartered in Long Beach, California, with offices in Chicago, Illinois, Nashville, Tennessee and San Francisco, California. We acquire, develop, lease, manage and dispose of healthcare real estate and provide financing to healthcare providers. Our portfolio is comprised of investments in the following five healthcare segments: (i) senior housing, (ii) life science, (iii) medical office, (iv) hospital, and (v) skilled nursing. We make investments within our five healthcare segments using the following five investment products: (i) properties under lease, (ii) investment management, (iii) developments, (iv) mezzanine loans, and (v) non-managing member LLCs, or DownREITs. As of June 30, 2009, our portfolio of properties, excluding assets held for sale, but including properties owned by unconsolidated joint ventures, totaled 682 properties among the following segments: 259 senior housing, 100 life science, 253 medical office, 22 hospital and 48 skilled nursing.

              The delivery of healthcare services requires real estate and, as a result, tenants and operators depend on real estate, in part, to maintain and grow their businesses. HCP believes that the healthcare real estate market provides investment opportunities due to the:

  •
  compelling demographics driving the demand for healthcare services;

  •
  specialized nature of healthcare real estate investing; and

  •
  ongoing consolidation of the fragmented healthcare real estate sector.

              Our executive offices are located at 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806, and our telephone number is (562) 733-5100.

Healthcare Industry

              Healthcare is the single largest industry in the U.S. based on Gross Domestic Product, or GDP. According to the National Health Expenditures report dated January 2009 by the Centers for Medicare and Medicaid Services, or CMS, the healthcare industry was projected to represent 17.6% of U.S. GDP in 2009.

              Senior citizens are the largest consumers of healthcare services. According to CMS, on a per capita basis, the 75-year and older segment of the population spends 76% more on healthcare than the 65 to 74-year-old segment and over 200% more than the population average.

 Recent Developments

              On August 3, 2009, we purchased a $720 million participation in first mortgage debt of HCR ManorCare at a discount for approximately $590 million. The $720 million participation bears interest at LIBOR plus 1.25% and represents 45% of the $1.6 billion most senior tranche of HCR ManorCare's mortgage debt. The mortgage debt matures in January 2012, with a one-year extension available at the borrower's option subject to certain conditions, and is secured by a first lien on 331 facilities located in 30 states. HCP obtained financing to fund 72% of the purchase price, resulting in a cash payment by HCP of $165 million. We intend to use a portion of the net proceeds from the offering to repay all borrowings under our revolving credit facility, including borrowings that were applied toward this cash payment. See "Use of Proceeds."

The Offering

Common Stock offered by HCP	11,500,000 shares
Common Stock outstanding after this offering[1]	286.8 million shares
Use of Proceeds

We intend to use the net proceeds from the offering to repay all borrowings under our revolving credit facility, including borrowings that were applied toward the cash payment of $165 million for the participation in first mortgage debt of HCR ManorCare, with the remainder to be used for general corporate purposes. See "Use of Proceeds."

New York Stock Exchange symbol	HCP

1 Based on 275,273,367 shares of our common stock outstanding as of July 31, 2009. Does not include:

  •
  7.1 million shares of common stock issuable upon the exercise of outstanding options;

  •
  10.6 million additional shares reserved for future awards under equity incentive plans;

  •
  5.9 million shares of common stock issuable in exchange for non-managing member units of affiliated entities; and

  •
  up to 1,725,000 additional shares of common stock that the underwriters have the option to purchase from us.

              You should carefully consider the information set forth under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and beginning on page 4 of the accompanying prospectus before deciding to invest in our common stock.

              For additional information regarding our common stock, see "Description of the Common Stock."

August 19, 2009 Common Stock Dividend

              Our board of directors has declared a quarterly cash dividend on our common stock of $0.46 per share, payable on August 19, 2009 to stockholders of record as of the close of business on August 6, 2009. Since the delivery of shares sold hereunder will occur after the close of business on August 6, 2009, the purchasers will not be entitled to receive the August 19, 2009 dividend.

SUMMARY CONSOLIDATED FINANCIAL DATA

              The following table sets forth our summary consolidated financial data. You should read this information together with our consolidated financial statements, including the related notes, included in our Annual Report on Form 10-K, as revised, for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, from which such information has been derived. Our historical consolidated financial statements are revised for properties classified in discontinued operations through March 31, 2009, the adoption of Statement of Financial Accounting Standards ("SFAS") No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51, and the adoption of FSP EITF 03-6-1, Determining Whether Instruments Granted in Share Based Payment Transactions Are Participating Securities, for each of the years ended December 31, 2008, 2007 and 2006, and as of December 31, 2008 and 2007, which are contained in the Current Report on Form 8-K as filed with the SEC on May 4, 2009. For the three months ended June 30, 2009, there were no additional properties classified in discontinued operations. Our unaudited financial data for the six months ended June 30, 2009 and 2008 has been prepared on the same basis as our annual consolidated financial statements and includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of this data in all material respects. The results for any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year. The following data is presented on a historical basis. We completed our acquisitions of Slough Estates USA Inc. on August 1, 2007, CNL Retirement Properties, Inc. and CNL Retirement Corp. on October 5, 2006 and the interest held by an affiliate of General Electric in HCP Medical Office Properties on November 30, 2006. The results of operations resulting from these acquisitions are reflected in our consolidated financial statements from those dates.

	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(in thousands, except per share data)
	(unaudited)
Revenues:
Rental and related revenues	$445,316	$419,926	$877,860	$762,793	$413,838
Tenant recoveries	44,699	41,616	82,847	64,854	29,141
Income from direct financing leases	26,129	29,103	58,149	63,852	15,008
Investment management fee income	2,807	2,924	5,923	13,581	3,895

Total revenues	518,951	493,569	1,024,779	905,080	461,882

Costs and expenses:
Depreciation and amortization	160,143	155,493	314,026	258,947	117,289
Operating	92,881	94,673	191,941	174,689	78,629
General and administrative	39,923	39,177	75,600	68,348	46,865
Impairments	5,906	1,574	18,276	—	2,530

Total costs and expenses	298,853	290,917	599,843	501,984	245,313

Other income (expense):
Gain on sale of real estate interest	—	—	—	10,141	—
Interest and other income, net	53,065	66,061	156,718	75,576	34,692
Interest expense	(152,014)	(181,709)	(348,402)	(355,479)	(211,494)

Total other income (expense)	(98,949)	(115,648)	(191,684)	(269,762)	(176,802)

Income before income taxes and equity income from unconsolidated joint ventures	121,149	87,004	233,252	133,334	39,767
Income taxes	(1,756)	(3,517)	(4,307)	(1,444)	(245)
Equity income from unconsolidated joint ventures	665	2,509	3,326	5,645	8,331

Income from continuing operations	120,058	85,996	232,271	137,535	47,853

	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(in thousands, except per share data)
	(unaudited)
Discontinued operations:
Income before gain on sales of real estate, net of income taxes	$1,932	$15,710	$18,698	$72,252	$116,267
Impairments	—	(8,141)	(9,175)	—	(7,051)
Gain on sales of real estate, net of income taxes	31,897	200,643	229,189	404,328	280,549

Total discontinued operations	33,829	208,212	238,712	476,580	389,765

Net income	153,887	294,208	470,983	614,115	437,618
Noncontrolling interests' and participating securities' share in earnings	(8,252)	(12,913)	(24,485)	(27,905)	(22,807)
Preferred stock dividends	(10,566)	(10,566)	(21,130)	(21,130)	(21,130)

Net income applicable to common shares	$135,069	$270,729	$425,368	$565,080	$393,681

Basic earnings per common share:
Continuing operations	$0.39	$0.28	$0.79	$0.43	$0.03
Discontinued operations	0.13	0.92	1.00	2.29	2.63

Net income applicable to common shares	$0.52	$1.20	$1.79	$2.72	$2.66

Diluted earnings per common share:
Continuing operations	$0.39	$0.28	$0.78	$0.42	$0.03
Discontinued operations	0.13	0.91	1.01	2.28	2.62

Net income applicable to common shares	$0.52	$1.19	$1.79	$2.70	$2.65

Weighted average shares used to calculate earnings per common share:
Basic	259,412	225,945	237,301	207,924	148,236

Diluted	259,516	226,745	237,972	208,920	148,631

Dividends declared per common share:	$0.92	$0.91	$1.82	$1.78	$1.70

	As of June 30,	As of December 31,
	2009	2008	2007
	(in thousands)
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$49,484	$57,562	$96,269
Total assets	11,785,850	11,849,826	12,521,772
Total liabilities	5,994,425	6,441,986	8,078,792
Total equity	5,791,425	5,407,840	4,442,980

USE OF PROCEEDS

              We anticipate that the net proceeds from this offering, assuming an initial public offering price of $26.24 per share, which is the last reported sale price of our common stock on the New York Stock Exchange, or NYSE, on August 3, 2009, and after deducting the underwriters discount and estimated expenses payable by us, will be approximately $289.3 million (or approximately $332.7 million if the underwriters exercise in full their option to purchase additional shares). We intend to use the net proceeds from the offering to repay all borrowings under our revolving credit facility, including borrowings that were applied toward the cash payment of $165 million for the participation in first mortgage debt of HCR ManorCare, with the remainder to be used for general corporate purposes. As of August 4, 2009, we had $230 million outstanding under our revolving credit facility following the purchase of the participation in first mortgage debt of HCR ManorCare. Our revolving credit facility matures on August 1, 2011, but may be repaid at any time prior thereto, and accrues interest at a rate per annum equal to LIBOR plus a margin of 0.55% and includes an additional facility fee of 0.15%. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are the administrative agent, senior managing agent, swing line lender, co-lead arranger and a bookrunner under our $1.5 billion revolving credit facility. Affiliates of certain underwriters are lenders under our revolving credit facility and therefore will receive a portion of the net proceeds from this offering through the repayment of borrowings under the revolving credit facility.

 CAPITALIZATION

              The following table sets forth the capitalization of HCP as of June 30, 2009 on (1) an actual basis, (2) a pro forma basis to give effect to additional borrowings under our revolving credit facility since June 30, 2009, including borrowings that were applied toward the cash payment of $165 million for the $720 million participation in first mortgage debt of HCR ManorCare (purchased at a discount for an aggregate purchase price of approximately $590 million), and the $425 million of financing obtained in connection with such acquisition, and (3) a pro forma as adjusted basis to reflect the sale of 11,500,000 shares of our common stock offered by us in this offering at an assumed initial public offering price of $26.24 per share, which is the last reported sale price for our common stock on the NYSE on August 3, 2009, and after the deduction of the underwriting discount and other estimated expenses, and application of the net proceeds to repay all borrowings under our revolving credit facility, with the remainder to be used for general corporate purposes. You should read the following table with the consolidated financial statements and related notes which are incorporated by reference into this prospectus supplement.

	As of June 30, 2009
	Actual	Pro Forma	Pro Forma As Adjusted[1]
	(In thousands, except share and per share data)
Debt obligations:
Bank line of credit	$100,000	$230,000 [2]	$—
Term loan	200,000	200,000	200,000
Senior unsecured notes	3,518,147	3,518,147	3,518,147
Mortgage and other secured debt	1,592,712	2,017,712	2,017,712
Other debt	98,984	98,984	98,984

Total debt obligations	$5,509,843	$6,064,843	$5,834,843

Stockholders' equity:
Preferred stock, $1.00 par value per share: 50,000,000 shares authorized; 11,820,000 shares issued and outstanding	$285,173	$285,173	$285,173
Common stock, $1.00 par value per share: 750,000,000 shares authorized; 275,253,104 actual shares and 286,753,104 shares as adjusted issued and outstanding	275,253	275,253	286,753
Additional paid-in capital	5,298,213	5,298,213	5,576,003
Cumulative dividends in excess of earnings	(228,424)	(228,424)	(228,424)
Accumulated other comprehensive loss	(18,819)	(18,819)	(18,819)

Total stockholders' equity	5,611,396	5,611,396	5,900,686

Non-controlling interests:
Joint venture partners	8,278	8,278	8,278
Non-managing member unitholders	171,751	171,751	171,751

Total noncontrolling interests	180,029	180,029	180,029

Total equity	5,791,425	5,791,425	6,080,715

Total capitalization	$11,301,268	$11,856,268	$11,915,558

1 Assumes that the underwriters do not exercise their option to purchase up to 1,725,000 additional shares of our common stock.

2 Following June 30, 2009, we paid down our revolving credit facility by $10 million. Accordingly, the cash payment of $165 million for the $720 million participation in first mortgage debt of HCR ManorCare was funded from an additional borrowing under our revolving credit facility of $140 million and available cash of $25 million.

              A $1.00 increase (decrease) in the assumed public offering price of $26.24 per share of common stock would increase (decrease) the net proceeds to us from this offering by $11.04 million, assuming the number of shares of common stock offered by us, as set forth on the cover of this prospectus supplement, remains the same and after deducting the underwriting discount.

 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

              Our common stock is listed on the NYSE under the symbol "HCP." The table below sets forth, for the fiscal quarters indicated, high and low reported sale prices per share of our common stock on the NYSE and the cash dividends per share paid in such periods. The last reported sale price of our common stock on the NYSE on August 3, 2009 was $26.24 per share.

	Stock Price
			Dividends Paid
	High	Low
2006
First Quarter	$28.83	$25.27	$0.4250
Second Quarter	28.47	25.12	0.4250
Third Quarter	31.24	26.16	0.4250
Fourth Quarter	37.84	29.77	0.4250
2007
First Quarter	$42.11	$35.01	$0.4450
Second Quarter	38.60	28.02	0.4450
Third Quarter	34.49	25.11	0.4450
Fourth Quarter	35.24	29.30	0.4450
2008
First Quarter	$35.14	$26.80	$0.4550
Second Quarter	38.75	31.14	0.4550
Third Quarter	42.16	30.12	0.4550
Fourth Quarter	39.83	14.26	0.4550
2009
First Quarter	$27.77	$14.93	$0.4600
Second Quarter	24.50	17.07	0.4600
Third Quarter (through August 3, 2009)	26.67	19.79		[1]

1 Our board of directors has declared a quarterly cash dividend on our common stock of $0.46 per share, payable on August 19, 2009 to stockholders of record as of the close of business on August 6, 2009. Since the delivery of shares sold hereunder will occur after the close of business on August 6, 2009, the purchasers will not be entitled to receive the August 19, 2009 dividend.

              As of July 31, 2009, there were approximately 14,147 common stockholders of record.

              It has been our policy to declare dividends to the holders of shares of our common stock so as to comply with applicable provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, governing REITs. The cash dividends per share paid on our common stock since January 1, 2006 are set forth in the table above.

 DESCRIPTION OF THE COMMON STOCK

              For a description of the common stock being offered hereby, please see "Description of Capital Stock We May Offer—Common Stock," "Description of Capital Stock We May Offer—Transfer and Ownership Restrictions Relating to our Common Stock" and "Certain Provisions of Maryland Law and HCP's Charter and Bylaws" in the accompanying prospectus.

SUPPLEMENTAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

              The following is a general summary of the material United States federal income tax considerations regarding our election to be taxed as a REIT and the ownership and disposition of shares of our common stock offered by this prospectus supplement. This summary does not purport to be a complete analysis of all of the potential tax considerations relating thereto. This summary is based on current law, is for general information only and is not tax advice. This summary replaces and supersedes in its entirety the discussion under the heading "United States Federal Income Tax Considerations" in the accompanying prospectus relating to our election to be taxed as a REIT and the ownership and disposition of our common stock. For purposes of this summary under the heading "Supplemental Material United States Federal Income Tax Considerations," references to "HCP," "we," "our," and "us" mean only HCP, Inc., and not its subsidiaries, except as otherwise indicated.

              The information in this summary is based on:

  •
  the Internal Revenue Code;

  •
  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

  •
  the legislative history of the Internal Revenue Code;

  •
  current administrative interpretations and practices of the Internal Revenue Service; and

  •
  court decisions;

in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may change or adversely affect the tax considerations described in this prospectus supplement. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the Internal Revenue Service that we qualify as a REIT or concerning the treatment of the common stock offered by this prospectus supplement, and the statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

              This summary is limited to holders who hold shares of our common stock offered by this prospectus supplement as "capital assets" (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). This discussion does not purport to deal with all aspects of taxation that may be relevant to holders of shares of our common stock in light of their personal investment or tax circumstances, or to holders who receive special treatment under the United States federal income tax laws except to the extent discussed specifically herein. Holders of shares of our common stock offered by this prospectus supplement receiving special treatment include, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  brokers or dealers in securities or commodities;

  •
  traders in securities;

  •
  expatriates and certain former citizens or long-term residents of the United States;

  •
  tax-exempt organizations;

  •
  persons who are subject to the alternative minimum tax;

  •
  persons who hold shares of our common stock as a position in a "straddle" or as part of a "hedging," "conversion" or other risk reduction transaction;

  •
  persons deemed to sell shares of our common stock under the constructive sale provisions of the Internal Revenue Code;

  •
  United States persons that have a functional currency other than the United States dollar;

  •
  except to the extent specifically discussed below, non-U.S. holders (as defined below); or

  •
  persons that are S corporations, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities.

              In addition, this discussion does not address any state, local or foreign tax consequences associated with the ownership of shares of our common stock offered by this prospectus supplement or our election to be taxed as a REIT.

              You are urged to consult your tax advisor regarding the specific tax consequences to you of:

  •
  the acquisition, ownership and sale or other disposition of shares of our common stock offered by this prospectus supplement, including the United States federal, state, local, foreign and other tax consequences;

  •
  our election to be taxed as a REIT for United States federal income tax purposes; and

  •
  potential changes in applicable tax laws.

Taxation of the Company

    General

              We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1985. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1985. We currently intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

              The sections of the Internal Revenue Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the United States federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury Regulations, and related administrative and judicial interpretations thereof. Latham & Watkins LLP has acted as our tax counsel in connection with this offering and our election to be taxed as a REIT.

              Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 1985, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in factual certificates provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in the accompanying prospectus and this prospectus supplement. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. See "—Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus supplement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

              Provided we qualify for taxation as a REIT, we generally will not be required to pay United States federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a C corporation. A C corporation is a corporation that is generally required to pay tax at the corporate-level. Double taxation generally means taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will be required to pay United States federal income tax, however, as follows:

  •
  We will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

  •
  We may be required to pay the "alternative minimum tax" on our items of tax preference under some circumstances.

  •
  If we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property and for which an election is in effect.

  •
  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (ii) the amount by which 95% of our gross income (90% for our taxable years ended on or prior to December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.

  •
  If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

  •
  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

  •
  We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

  •
  If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation (as we expect occurred as a result of the merger with CNL Retirement Corp. (the "Advisor") in 2006 and the acquisition of Slough Estates USA, Inc. ("SEUSA") in 2007), and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are either made or forgone by us or by the entity from which the assets are acquired, in each case, depending upon the date such acquisition occurred.

  •
  We will be required to pay a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a "taxable REIT subsidiary" of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations.

  •
  Certain of our subsidiaries are C corporations, the earnings of which will be subject to United States federal corporate income tax.

    Requirements for Qualification as a REIT

              The Internal Revenue Code defines a REIT as a corporation, trust or association:

    (1)
    that is managed by one or more trustees or directors;

    (2)
    that issues transferable shares or transferable certificates to evidence its beneficial ownership;

    (3)
    that would be taxable as a domestic corporation but for special Internal Revenue Code provisions applicable to REITs;

    (4)
    that is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

    (5)
    that is beneficially owned by 100 or more persons;

    (6)
    not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

    (7)
    that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

              The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term "individual" includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

              We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter documents provide for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described in "Description of Capital Stock We May Offer—Transfer and Ownership Restrictions Relating to our Common Stock," "Description of Capital Stock We May Offer—Business Combination Provisions" and "Description of Capital Stock We May Offer—Transfer and Ownership Restrictions Relating to our Preferred Stock" in the accompanying prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. See "Failure to Qualify." If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

              In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

    Ownership of Interests in Partnerships and Limited Liability Companies

              We own and operate one or more properties through partnerships and limited liability companies. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retains the same character in our hands, including for purposes of satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership's share of assets and items of income of any partnership in which it owns an interest. A brief summary of the rules governing the United States federal income taxation of partnerships and their partners is included below in "—Tax Aspects of the Partnerships." The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

              We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. We are a limited partner or non-managing member in certain partnerships and limited liability companies. If any such partnership or limited liability company were to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In that case, unless we were entitled to relief, as described below, we would fail to qualify as a REIT.

    Ownership of Interests in Qualified REIT Subsidiaries

              We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as "qualified REIT subsidiaries" under the Internal Revenue Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for United States federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the United States federal tax requirements described in this prospectus supplement, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay United States federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer's securities or more than 5% of the value of our total assets, as described below in "—Asset Tests."

    Ownership of Interests in Subsidiary REITs

              We own an interest in HCP Life Science REIT, Inc. ("HCP Life Science REIT") which has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with its initial taxable year ending December 31, 2007. Provided that HCP Life Science REIT qualifies as a REIT, our interest in HCP Life Science REIT will be treated as a qualifying real estate asset for purposes of the REIT asset tests and any dividend income or gains derived by us from HCP Life Science REIT will generally be treated as income that qualifies for purposes of the REIT gross income tests. To qualify as a REIT, HCP Life Science REIT must independently satisfy the various REIT qualification requirements described in this summary. If HCP Life Science REIT were to fail to qualify as a REIT, and certain relief provisions do not apply, it would be treated as a regular taxable corporation and its income would be subject to United States federal income tax. In addition, a failure of HCP Life Science REIT to qualify as a REIT would have an adverse effect on our ability to comply with the REIT income and asset tests, and thus our ability to qualify as a REIT.

    Ownership of Interests in Taxable REIT Subsidiaries

              A taxable REIT subsidiary of ours is an entity treated as a corporation (other than a REIT) in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any entity treated as a corporation (other than a REIT) with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated. A taxable REIT subsidiary is subject to United States federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are not satisfied. We currently own interests in several taxable REIT subsidiaries, and may acquire interests in additional taxable REIT subsidiaries in the future. Our ownership of securities of our taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described below. See "—Asset Tests."

    Income Tests

              We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

  •
  First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008, from (a) certain investments relating to real property or mortgages on real property, including "rents from real property" and, in certain circumstances, interest, or (b) some types of temporary investments; and

  •
  Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into on or after January 1, 2005, and certain foreign currency gains recognized after July 30, 2008, from the real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

              For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

              Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

  •
  The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

  •
  We do not, or an actual or constructive owner of 10% or more of our capital stock, does not, actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is our taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by our taxable REIT subsidiary are substantially comparable to rents paid by our other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a "controlled taxable REIT subsidiary" is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled taxable REIT subsidiary" is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock. In addition, rents we receive from a tenant that also is our taxable REIT subsidiary will not be excluded from the definition of "rents from real property" as a result of our ownership interest in the taxable REIT subsidiary if the property to which the rents relate is a qualified lodging facility, or after January 1, 2009, a qualified health care property, and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met. Our taxable REIT subsidiaries will be subject to United States federal income tax on their income from the operation of these properties.

  •
  Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent we receive under the lease. If this condition is not met, then the portion of rent attributable to the personal property will not qualify as "rents from real property;" and

  •
  We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property." Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary's provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

              We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the Internal Revenue Service will agree with our determinations of value.

              Income we receive that is attributable to the rental of parking spaces at our properties will constitute rents from real property for purposes of the REIT gross income tests if any services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary, and certain other requirements are met. With the exception of some parking facilities we operate, we believe that the income we receive that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

              From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Internal Revenue Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction will be treated as nonqualifying income for purposes of the 75% gross income test if entered into on or prior to July 30, 2008 and will be treated as qualifying income for purposes of the 95% gross income test if entered into prior to January 1, 2005. The term "hedging transaction," as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges, we hedge other risks or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

              We have made an investment in a property located in Mexico. This investment could cause us to incur foreign currency gains or losses. Prior to July 30, 2008, the characterization of any such foreign currency gains for purposes of the REIT gross income tests was unclear, though the Internal Revenue Service had indicated that REITs may apply the principles of proposed Treasury Regulations to determine whether such foreign currency gain constitutes qualifying income under the REIT income tests. As a result, we anticipate that any foreign currency gain we recognized relating to rents we receive from our property located in Mexico was qualifying income for purposes of the 75% and 95% gross income tests. Any foreign currency gains recognized after July 30, 2008, to the extent attributable to specific items of qualifying income or gain, or specific qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be exempt from these tests.

              Dividends we receive from our taxable REIT subsidiaries will qualify under the 95%, but not the 75%, REIT gross income test.

              The Department of Treasury has the authority to determine whether any item of income or gain recognized after July 30, 2008, which does not otherwise qualify under the 75% or 95% gross income tests, may be excluded as gross income for purposes of such tests or may be considered income that qualifies under either such test.

              We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

  •
  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect.

              It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation of the Company—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

    Prohibited Transaction Income

              Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

    Like-Kind Exchanges

              We have in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for United States federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to United States federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

    Penalty Tax

              Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Internal Revenue Code.

              We believe that, in all instances in which our taxable REIT subsidiaries provide services to our tenants, the fees paid to such taxable REIT subsidiaries for such services are at arm's-length rates, although the fees paid may not satisfy the safe harbor provisions referenced above. These determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's-length fee for tenant services over the amount actually paid.

    Asset Tests

              At the close of each calendar quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets.

              First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and other entities treated as partnerships for United States federal income tax purposes in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

              Second, not more than 25% of the value of our total assets may be represented by securities other than those securities includable in the 75% asset test.

              Third, of the investments included in the 25% asset class and except for certain investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, securities satisfying the "straight debt" safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

              Fourth, commencing with our taxable years beginning on or after January 1, 2009, not more than 25% (20% for taxable years beginning on or after January 1, 2001 and ending on or before December 31, 2008) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

              We currently own some or all of the outstanding stock of several subsidiaries that have elected, together with us, to be treated as taxable REIT subsidiaries. So long as these subsidiaries qualify as taxable REIT subsidiaries, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries did not exceed 20% of the aggregate value of our gross assets in any taxable year beginning on or after January 1, 2001 and ending on or before December 31, 2008, and we believe that since that time, the aggregate value of our taxable REIT subsidiaries has not exceeded and in the future will not exceed 25% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 5% value limitation, the 10% voting securities limitation and the 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value. We also own, and may continue to make, certain loans that do not constitute real estate assets and which must qualify under the "straight debt safe harbor" in order to satisfy the 10% value limitation described above. We believe, based on the advice of our tax counsel, that all of these loans have qualified under this safe harbor.

              In addition, we currently own and in the future may acquire certain mezzanine loans secured by equity interests in pass-through entities that directly or indirectly own real property. Revenue Procedure 2003-65 (the "Revenue Procedure") provides a safe harbor pursuant to which mezzanine loans meeting the requirements of the safe harbor will be treated by the Internal Revenue Service as real estate assets for purposes of the REIT asset tests. In addition, any interest derived from such mezzanine loans will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we hold or acquire may not meet all of the requirements of the safe harbor. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above).

              The asset tests described above must be satisfied at the close of each calendar quarter of our taxable year. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values unless we (directly or through our partnerships or limited liability companies) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in a partnership or limited liability company which owns such securities), or acquire other assets. For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to a partnership or limited liability company. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such actions within 30 days after the close of any calendar quarter as may be required to cure any noncompliance.

              Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the Internal Revenue Service.

              Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above are not available, we would cease to qualify as a REIT. See "—Failure to Qualify" below.

    Annual Distribution Requirements

              To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

  •
  90% of our "REIT taxable income"; and

  •
  90% of our after tax net income, if any, from foreclosure property; minus

  •
  the excess of the sum of specified items of our non-cash income over 5% of our "REIT taxable income" as described below.

              For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveling of stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

              In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation (such as the Advisor), within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset, over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

              We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions generally are taxable to our existing stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.

              We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may be required to borrow funds to pay cash dividends or we may be required to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements. Recent guidance issued by the Internal Revenue Service sets forth a safe harbor pursuant to which certain part-stock and part-cash dividends distributed by REITs for calendar years 2008 and 2009 will satisfy the REIT distribution requirements. Under the terms of this guidance, up to 90% of our distributions could be paid in shares of our common stock.

              Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

              Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

              For purposes of the 90% distribution requirement and excise tax described above, distributions declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Failure to Qualify

              Specified cure provisions are available to us in the event that we discover a violation of a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations under the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction and individuals may be eligible for preferential tax rates on any qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

    General

              We own, directly or indirectly, interests in various partnerships and limited liability companies which are treated as partnerships or disregarded entities for United States federal income tax purposes and may own interests in additional partnerships and limited liability companies in the future. Our ownership interests in such partnerships and limited liability companies involve special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships or disregarded entities, as opposed to associations taxable as corporations, for United States federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See "—Taxation of the Company—Asset Tests" and "—Taxation of the Company—Income Tests." This, in turn, could prevent us from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

              Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not organized or otherwise required to be treated as a corporation (an "eligible entity") may elect to be taxed as a partnership or disregarded entity for United States federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for United States federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership or disregarded entity for United States federal income tax purposes unless it elects otherwise. With the exception of certain limited liability companies that have elected to be treated as corporations and have also elected with us to be treated as taxable REIT subsidiaries of ours, the partnerships and limited liability companies in which we own an interest intend to claim classification as partnerships or disregarded entities under these Treasury Regulations. As a result, we believe that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for United States federal income tax purposes and the remainder of the discussion under this section "—Tax Aspects of the Partnerships" is applicable only to such partnerships and limited liability companies.

    Allocations of Income, Gain, Loss and Deduction

              A partnership or limited liability company agreement generally will determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners or members. If an allocation is not recognized for United States federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the entities treated as partnerships in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations.

    Tax Allocations with Respect to the Properties

              Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. This could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if the contributed properties were acquired in a cash purchase, and could cause us to be allocated taxable gain upon a sale of the contributed properties in excess of the economic or book income allocated to us as a result of such sale. These adjustments could make it more difficult for us to satisfy the REIT distribution requirements.

Tax Liabilities and Attributes Inherited from SEUSA

              We acquired the stock of SEUSA through HCP Life Science REIT in August 2007. For United States federal income tax purposes, SEUSA was deemed to liquidate into HCP Life Science REIT in a tax-free liquidation immediately after the acquisition. As a result of this liquidation, HCP Life Science REIT succeeded to the tax attributes, including tax basis, and earnings and profits, if any, of SEUSA. To qualify as a REIT, HCP Life Science REIT must have distributed such non-REIT earnings and profits by the close of its 2007 taxable year. While we expect that HCP Life Science REIT satisfied this distribution requirement, any adjustments to SEUSA's income for taxable years ending on or before the acquisition, including as a result of an examination of SEUSA's tax returns by the Internal Revenue Service, could affect the calculation of SEUSA's earnings and profits. If the Internal Revenue Service were to determine that HCP Life Science REIT acquired non-REIT earnings and profits from SEUSA that it failed to distribute prior to the end of its 2007 taxable year, HCP Life Science REIT could nonetheless avoid disqualification as a REIT by using "deficiency dividend" procedures. Under these procedures, HCP Life Science REIT generally would be required to distribute any such earnings and profits to its stockholders within 90 days of the determination and pay a statutory interest charge at a specified rate to the Internal Revenue Service.

              Because SEUSA's tax basis in the assets transferred in the deemed liquidation carried over to HCP Life Science REIT, many of the properties formerly owned by SEUSA have fair market values in excess of their tax bases. This lower tax basis causes HCP Life Science REIT to have lower depreciation deductions than would be the case if we had directly purchased SEUSA's assets instead of its stock. In addition, if any of these properties were to be later sold in a taxable transaction, the gain would exceed that which would have been recognized if we had directly purchased SEUSA's assets instead of its stock.

              Additionally, if HCP Life Science REIT recognizes gain on the disposition of any properties formerly owned by SEUSA during the ten-year period beginning on the date on which it acquired the SEUSA stock, it will be required to pay tax at the highest regular corporate tax rate on such gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which it acquired the SEUSA stock. Any taxes paid by HCP Life Science REIT would reduce the amount available for distribution by HCP Life Science REIT to us.

Tax Liabilities and Attributes Inherited From CRP

              In October 2006, we acquired each of CNL Retirement Properties, Inc. ("CRP") and the Advisor pursuant to a merger. If CRP failed to qualify as a REIT for any of its taxable years prior to our acquisition, it would be required to pay United States federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, CRP would have been disqualified from treatment as a REIT for the four taxable years following the year during which it lost qualification. Because the merger was treated for income tax purposes as if CRP sold all of its assets to us in a taxable transaction, if CRP did not qualify as a REIT for the tax year of the merger, it would be subject to tax in respect of the built-in gain in all of its assets because it would not be eligible for the dividends paid deduction that is available to a REIT. "Built-in gain" generally means the excess of the fair market value of an asset over its adjusted tax basis. As successor-in-interest to CRP, we would be required to pay these taxes.

              In connection with the CRP merger, CRP's REIT counsel rendered an opinion to us, dated as of the closing date of the merger, generally to the effect that CRP qualified as a REIT under the Internal Revenue Code for the taxable years ending December 31, 1999 through December 31, 2005, CRP was organized in conformity with the requirements for qualification as a REIT, and CRP's method of operation had enabled CRP to satisfy the requirements for qualification as a REIT under the Internal Revenue Code for the taxable years ending on or prior to the closing date of the merger. This opinion was based on various assumptions and representations as to factual matters, including representations made by CRP in a factual certificate provided by one of its officers, as well as other oral and written statements of officers and other representatives of CRP and others as to the existence and consequence of certain factual and other matters. CRP's ability to have achieved and maintained qualification as a REIT through the closing date of the merger was dependent on its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Internal Revenue Code regarding its income, assets and distribution levels. No assurance can be given that the actual ownership of CRP's stock and its actual operating results and distributions for any taxable year satisfy the tests necessary for CRP to have achieved and maintained its status as a REIT.

Tax Liabilities and Attributes Inherited from the Advisor

              As a result of the Advisor merger, we succeeded to the assets and the liabilities of the Advisor, including any liabilities for unpaid taxes and any tax liabilities created in connection with the Advisor merger. At the closing of the Advisor merger, we received an opinion of our counsel, and the Advisor and the Advisor stockholders received an opinion of their counsel, substantially to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for United States federal income tax purposes the Advisor merger qualified as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. To the extent that the Advisor merger so qualified, no gain or loss was recognized by the Advisor or us in the Advisor merger. Our tax basis in the Advisor's assets acquired in merger would be equal to the Advisor's tax basis in such assets immediately prior to the merger. If we dispose of such assets in a taxable transaction during the ten-year period beginning on the date of the Advisor merger, then we will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date of the Advisor merger. The opinions of counsel delivered in connection with the Advisor merger represent the best legal judgment of our counsel and counsel to the Advisor and the Advisor stockholders and are not binding on the Internal Revenue Service or the courts. Neither we nor the Advisor has requested nor will request a ruling from the Internal Revenue Service as to the tax consequences of the Advisor merger, and there can be no assurance that the Internal Revenue Service will agree with the conclusions in the above-described opinions.

              If the Advisor merger did not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the Advisor merger would have been treated as a sale of the Advisor's assets to us in a taxable transaction, and the Advisor would have recognized taxable gain. In such a case, as the Advisor's successor-in-interest, we would be required to pay the tax on any such gain. In addition, our tax basis in the Advisor's assets would be equal to the merger consideration paid to the Advisor stockholders, which could be higher than the tax basis of such assets if the Advisor merger qualified as a reorganization. This higher tax basis would cause us to have higher depreciation deductions and lower gain on the sale of the Advisor assets.

              As a result of the Advisor merger and assuming it qualified as a reorganization under the Internal Revenue Code, we succeeded to the tax attributes and earnings and profits of the Advisor. To qualify as a REIT, we must have distributed any such earnings and profits by the close of the taxable year in which the Advisor merger occurs. Any adjustments of the Advisor's income for taxable years ending on or before the Advisor merger, including as a result of an examination of the Advisor's tax returns by the Internal Revenue Service, could affect the calculation of the Advisor's earnings and profits. If the Internal Revenue Service were to determine that we acquired earnings and profits from the Advisor that we failed to distribute prior to the end of the taxable year in which the Advisor merger occurred, we could avoid disqualification as a REIT by using "deficiency dividend" procedures described above under "—Tax Liabilities and Attributes Inherited from SEUSA."

Taxation of Holders of Our Common Stock

              The following summary describes certain of the United States federal income tax consequences of owning and disposing of shares of our common stock offered by this prospectus supplement.

Taxable U.S. Stockholders Generally

              If you are a "U.S. holder," as defined below, this section or the section entitled "Tax-Exempt Stockholders" applies to you. Otherwise, the section entitled "Non-U.S. Stockholders," applies to you.

    Definition of U.S. Holder

              A "U.S. holder" is a beneficial holder of shares of our common stock who is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, partnership, limited liability company or other entity taxable as a corporation or partnership for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

              A "non-U.S. holder" is a beneficial holder of shares of our common stock who is not a U.S. holder.

    Distributions Generally

              Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than capital gain dividends and certain amounts that have previously been subject to corporate level tax, discussed below, will be taxable to taxable U.S. holders as ordinary income when actually or constructively received. See "—Tax Rates" below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent provided in "—Tax Rates" below, the preferential rates on qualified dividend income applicable to non-corporate taxpayers. For purposes of determining whether distributions to holders of our common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

              To the extent that we make distributions on our stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder's adjusted tax basis in its shares of our common stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder's adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

              Certain stock dividends, including dividends partially paid in shares of our common stock and partially paid in cash that comply with recent Internal Revenue Service guidance, will be taxable to recipient U.S. stockholders to the same extent as if paid in cash.

    Capital Gain Dividends

              Dividends that we properly designate as capital gain dividends will be taxable to taxable U.S. holders as gains from the sale or disposition of a capital asset, to the extent that such gains do not exceed our actual net capital gain for the taxable year. These dividends may be taxable to non-corporate U.S. holders at a 15% or 25% rate. U.S. holders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we are required by the terms of our corporate charter to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our preferred stock in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of such stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

    Retention of Net Capital Gains

              We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally would:

  •
  include its pro rata share of our undistributed net capital gains in computing its long-term capital gains on its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

  •
  be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. holder's long-term capital gains;

  •
  receive a credit or refund for the amount of tax deemed paid by it;

  •
  increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

  •
  in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the Internal Revenue Service.

    Passive Activity Losses and Investment Interest Limitations

              Distributions we make and gain arising from the sale or exchange by a U.S. holder of shares of our common stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any "passive losses" against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

    Dispositions of Our Common Stock

              If a U.S. holder sells or disposes of shares of our common stock to a person other than us, it will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the U.S. holder has held the stock for more than one year at the time of such sale or disposition. If, however, a U.S. holder recognizes loss upon the sale or other disposition of shares of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss, to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates

              The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain "capital gain dividends," has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) "qualified dividend income" has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT's dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year), or to dividends properly designated by the REIT as "capital gain dividends." The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. In addition, U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Backup Withholding

              We report to our U.S. holders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder of our common stock may be subject to backup withholding with respect to dividends paid unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S.

holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service. In addition, we may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status. See "—Non-U.S. Stockholders."

Tax-Exempt Stockholders

              Dividend income from us and gain arising upon a sale of shares of our common stock generally will not be unrelated business taxable income to a tax-exempt holder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt holder holds its shares as "debt-financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt holder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

              For tax-exempt holders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from United States federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in shares of our common stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

              Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a "pension-held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts or if such REIT is not "predominantly held" by "qualified trusts." As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described in this paragraph should be inapplicable to our holders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Non-U.S. Stockholders

              The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of shares of our common stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. holder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge non-U.S. holders to consult their tax advisors to determine the impact of United States federal, state, local and foreign income tax laws on the acquisition, ownership, and disposition of shares of our common stock, including any reporting requirements.

    Distributions Generally

              Distributions (including certain stock dividends) that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S.

holder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

              Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the non-U.S. holder's adjusted basis in its shares of our common stock, but rather will reduce the non-U.S. holder's adjusted basis of such common stock. To the extent that these distributions exceed a non-U.S. holder's adjusted basis in our stock, they will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below.

              For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. As a result, except with respect to certain distributions attributable to the sale of United States real property interests described below, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

  •
  a lower treaty rate applies and the non-U.S. holder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate; or

  •
  the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder's trade or business.

              However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

    Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests

              Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

    (1)
    the investment in our common stock is treated as effectively connected with the non-U.S. holder's United States trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

    (2)
    the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

              Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. holder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the Internal Revenue Service 35% (or 15% to the extent provided in Treasury Regulations) of any distribution to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided in Treasury Regulations) of a distribution to the non-U.S. holder that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. holder's United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated in the same manner as ordinary dividend distributions.

    Retention of Net Capital Gains

              Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the Internal Revenue Service a refund to the extent of the non-U.S. holder's proportionate share of such tax paid by us exceeds its actual United States federal income tax liability.

    Sale of Our Common Stock

              Gain recognized by a non-U.S. holder upon the sale or exchange of our common stock generally will not be subject to United States federal income taxation unless such stock constitutes a United States real property interest within the meaning of FIRPTA. Our common stock will not constitute a United States real property interest so long as we are a domestically-controlled qualified investment entity. As discussed above, a domestically-controlled qualified investment entity includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. holders. We believe, but cannot guarantee, that we have been a "domestically-controlled qualified investment entity." Even if we have been a "domestically-controlled qualified investment entity," because our capital stock is publicly traded, no assurance can be given that we will continue to be a "domestically-controlled qualified investment entity."

              Notwithstanding the foregoing, gain from the sale or exchange of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in our common stock is treated as effectively connected with the non-U.S. holder's United States trade or business or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In general, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock (subject to the 5% exception applicable to "regularly traded" stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of United States real property interest if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire other shares of our common stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). Non-U.S. holders should contact their tax advisors regarding the tax consequences of any sale, exchange, or other taxable disposition of our common stock.

              Even if we do not qualify as a "domestically-controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" if:

    (1)
    our stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

    (2)
    such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the five-year period ending on the date of the sale or exchange.

              If gain on the sale or exchange of our common stock were subject to United States taxation under FIRPTA, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if our common stock is not then traded on an established securities market, the purchaser of the stock would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price. If amounts withheld on a sale, redemption, repurchase, or exchange of our common stock exceed the holder's substantive tax liability resulting from such disposition, such excess may be refunded or credited against such non-U.S. holder's United States federal income tax liability, provided that the required information is provided to the Internal Revenue Service on a timely basis. Amounts withheld on any such sale, exchange or other taxable disposition of our common stock may not satisfy a non-U.S. holder's entire tax liability under FIRPTA, and such non-U.S. holder remains liable for the timely payment of any remaining tax liability.

    Backup Withholding Tax and Information Reporting

              Generally, we must report annually to the Internal Revenue Service the amount of dividends paid to a non-U.S. holder, such holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the non-U.S. holder's country of residence.

              Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an Internal Revenue Service Form W-8BEN or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person.

              Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Other Tax Consequences

              We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and holders of our common stock may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the United States federal income tax consequences discussed above. In addition, a holder's state and local tax treatment may not conform to the United States federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

 UNDERWRITING

              We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as book-running manager and representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	11,500,000

              The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

              The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

              The underwriters have an option to buy up to 1,725,000 additional shares of common stock from us to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares at the price shown on the cover page of this prospectus supplement less the underwriting discount and less any dividends or distributions declared by us and paid or payable on the shares initially purchased by the underwriters but not on the shares to be purchased upon exercise of the option, and otherwise on the same terms as those on which the shares are being offered.

              The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $    per share.

              The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without Option	With Option
Per share	$	$

Total	$	$

              We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $400,000.

              A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

              We have agreed, that, except for common stock issued in this offering and subject to certain additional exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly announce the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the representative for a period of 60 days after the date of this prospectus supplement. The representative in its sole discretion, may waive this lock-up agreement at any time without notice.

              Certain of our officers and directors have agreed, subject to certain exceptions, that, for a period of 60 days from the date of this prospectus supplement they will not, without the prior written consent of the representative, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock. The representative in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. Our common stock is listed on the NYSE under the symbol "HCP."

              In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

              The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

              These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

              The underwriters and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to us from time to time for which they have received and in the future may receive customary fees and expenses and may have entered into and in the future may enter into other transactions with us. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are (i) the administrative agent, co-lead arranger and a book runner under our bridge loan, (ii) the administrative agent, senior managing agent, swing line lender, co-lead arranger and a book runner under our $1.5 billion bank line of credit, and (iii) the administrative agent, book manager and co-lead arranger under our $200 million term loan. Affiliates of certain underwriters are lenders under our revolving credit facility and therefore will receive a portion of the net proceeds from this offering through the repayment of borrowings under the revolving credit facility.

              In relation to each Member State of the European Economic Area (the "EEA") which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus supplement.

              For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

              Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  •
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  •
  in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representative has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

              Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA") received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

              The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to 'professional investors' within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

              This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

              The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

              This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

              This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

VALIDITY OF THE COMMON STOCK

              Certain legal matters will be passed upon for us by Sullivan & Cromwell LLP, Los Angeles, California. Certain legal matters relating to Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Sidley Austin LLP, San Francisco, California, will act as counsel for the underwriters. Paul C. Pringle, a partner of Sidley Austin LLP, owns 55,320 shares of our common stock.

EXPERTS

              The consolidated financial statements and schedules of HCP, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 appearing in HCP, Inc.'s Annual Report on Form 10-K, as amended by Current Report on Form 8-K dated May 4, 2009, and the effectiveness of HCP, Inc.'s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Health Care Property Investors, Inc.

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants or Other Rights
Stock Purchase Contracts
Units

        Health Care Property Investors, Inc. from time to time may offer to sell the securities listed above. The preferred stock, debt securities, warrants, rights and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of Health Care Property Investors, Inc. or debt or equity securities of one or more other entities. Our common stock is quoted on the New York Stock Exchange (the "NYSE") under the symbol "HCP."

        Health Care Property Investors, Inc. may offer and sell these securities directly or to or through one or more underwriters, dealers and/or agents, or directly to purchasers on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

        You should consider the risks discussed in "Risk Factors" beginning on page 4 of this prospectus before you invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2006

Health Care Property Investors, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
(562) 733-5100

        All references in this prospectus to "HCP," "we," "us" or "our" mean Health Care Property Investors, Inc., its majority-owned subsidiaries and other entities controlled by Health Care Property Investors, Inc. except where it is clear from the context that the term means only the issuer, Health Care Property Investors, Inc. Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars.

        When acquiring any securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should not assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of any date other than the date mentioned on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may inspect information that we file with The New York Stock Exchange, as well as our SEC filings, at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (other than any portions of any such documents that are not deemed "filed" under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules):

  •
  our Current Reports on Form 8-K filed on February 9, 2006, February 17, 2006, February 21, 2006, May 2, 2006 (pursuant to Items 8.01 and 9.01), May 4, 2006, May 17, 2006, June 30, 2006, August 2, 2006, August 4, 2006 and August 17, 2006 and the two Current Reports on Form 8-K filed on September 8, 2006;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2006;

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

  •
  the description of our common stock contained in our registration statement on Form 10 dated May 7, 1985 (File No. 1-8895), including the amendments dated May 20, 1985 and May 23, 1985, and any other amendment or report filed for the purpose of updating such description, including the description of amendments to our charter contained in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and June 30, 2004.

        We are also incorporating by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus (other than any portions of any such documents that are not deemed "filed" under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Legal Department
Health Care Property Investors, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
(562) 733-5100
legaldept@hcpi.com

RISK FACTORS

        You should carefully consider the risks described below as well as the risks described in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, which risks are incorporated by reference into this section, before making an investment decision regarding our company. The risks and uncertainties described herein are not the only ones facing us and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. All of these risks could adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Operators

If our facility operators are unable to operate our properties in a manner sufficient to generate income, they may be unable to make rent and loan payments to us.

        The healthcare industry is highly competitive and we expect that it may become more competitive in the future. Our operators are subject to competition from other healthcare providers that provide similar services. Such competition, which has intensified due to overbuilding in some segments in which we operate, has caused the fill-up rate of newly constructed buildings to slow and the monthly rate that many newly built and previously existing facilities were able to obtain for their services to decrease. The profitability of healthcare facilities depends upon several factors, including the number of physicians using the healthcare facilities or referring patients there, competitive systems of healthcare delivery and the size and composition of the population in the surrounding area. Private, federal and state payment programs and the effect of other laws and regulations may also have a significant influence on the revenues and income of the properties. If our operators are not competitive with other healthcare providers and are unable to generate income, they may be unable to make rent and loan payments to us, which could adversely affect our cash flow and financial performance and condition.

The bankruptcy, insolvency or financial deterioration of our facility operators could significantly delay our ability to collect unpaid rents or require us to find new operators.

        Our financial position and our ability to make distributions to our stockholders or payment on our debt securities may be adversely affected by financial difficulties experienced by any of our major operators, including bankruptcy, insolvency or a general downturn in the business, or in the event any of our major operators do not renew or extend their relationship with us as their lease terms expire.

        We are exposed to the risk that our operators may not be able to meet their obligations, which may result in their bankruptcy or insolvency. Although our leases and loans provide us the right to terminate an investment, evict an operator, demand immediate repayment and other remedies, the bankruptcy laws afford certain rights to a party that has filed for bankruptcy or reorganization. An operator in bankruptcy may be able to restrict our ability to collect unpaid rents or interest during the bankruptcy proceeding.

Tenet Healthcare Corporation accounts for a significant percentage of our revenues and is currently experiencing significant legal, financial and regulatory difficulties.

        During the six months ended June 30, 2006, Tenet Healthcare Corporation, or Tenet, accounted for approximately 9% of our revenues. According to public disclosures, Tenet is experiencing significant legal, financial and regulatory difficulties. We cannot predict with certainty the impact, if any, of the outcome of these uncertainties on our consolidated financial statements. The failure or inability of Tenet to pay its obligations could materially reduce our revenue, net income and cash flows, which could adversely affect the market prices of our securities and could cause us to incur impairment charges or a loss on the sale of the properties.

Our operators are faced with increased litigation and rising insurance costs that may affect their ability to make their lease or mortgage payments.

        In some states, advocacy groups have been created to monitor the quality of care at healthcare facilities, and these groups have brought litigation against operators. Also, in several instances, private litigation by patients has succeeded in winning very large damage awards for alleged abuses. The effect of this litigation and potential litigation has been to materially increase the costs of monitoring and reporting quality of care compliance incurred by our operators. In addition, the cost of liability and medical malpractice insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of healthcare facilities continues. Continued cost increases could cause our operators to be unable to make their lease or mortgage payments, potentially decreasing our revenue and increasing our collection and litigation costs. Moreover, to the extent we are required to take back the affected facilities, our revenue from those facilities could be reduced or eliminated for an extended period of time.

Decline in the skilled nursing sector and changes to Medicare and Medicaid reimbursement rates may have significant adverse consequences for us.

        Certain of our skilled nursing operators and facilities continue to experience operating problems in part due to a national nursing shortage, increased liability insurance costs, and low levels of Medicare and Medicaid reimbursement. Due to economic challenges facing many states, nursing homes will likely continue to be under-funded. These challenges have had, and may continue to have, an adverse effect on our long-term care facilities and facility operators.

Risks Related to Real Estate Investment and Our Structure

We rely on external sources of capital to fund future capital needs, and if our access to such capital is difficult or on commercially unreasonable terms, we may not be able to meet maturing commitments or make future investments necessary to grow our business.

        In order to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code, as amended (which we refer to as the Internal Revenue Code), we are required, among other things, to distribute to our stockholders each year at least 90% of our REIT taxable income (excluding capital gains), and will be subject to regular corporate income tax to the extent we distribute to our stockholders, each year, less than 100% of our REIT taxable income and our net capital gain. Because of this distribution requirement, we may not be able to fund all future capital needs, including capital needs in connection with acquisitions, from cash retained from operations. As a result, we rely on external sources of capital. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, which could negatively affect the ratings of our debt and even, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including:

  •
  general market conditions;

  •
  the market's perception of our growth potential;

  •
  our current and potential future earnings and cash distributions; and

  •
  the market price of the shares of our capital stock.

If we are unable to identify and purchase suitable healthcare facilities at a favorable cost, we will be unable to continue to grow through acquisitions.

        Our ability to grow through acquisitions is integral to our business strategy and requires us to identify suitable acquisition candidates that meet our criteria and are compatible with our growth strategy. The acquisition and financing of healthcare facilities at favorable costs is highly competitive. We may not be successful in identifying suitable property or other assets that meet our acquisition criteria or in consummating acquisitions on satisfactory terms or at all. If we cannot identify and purchase a sufficient quantity of healthcare facilities at favorable prices, or if we are unable to finance such acquisitions on commercially favorable terms, our business will suffer.

Unforeseen costs associated with the acquisition of new properties could reduce our profitability.

        Our business strategy contemplates future acquisitions. The acquisitions we make may not prove to be successful. We might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities. Further, newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. We might never realize the anticipated benefits of an acquisition, which could adversely affect our profitability.

Since real estate investments are illiquid, we may not be able to sell properties when we desire.

        Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to changes in the real estate market. This inability to respond to changes in the performance of our investments could adversely affect our ability to service our debt. The real estate market is affected by many factors that are beyond our control, including:

  •
  adverse changes in national and local economic and market conditions;

  •
  changes in interest rates and in the availability, costs and terms of financing;

  •
  changes in governmental laws and regulations, fiscal policies and zoning and other ordinances and costs of compliance with laws and regulations;

  •
  the ongoing need for capital improvements, particularly in older structures;

  •
  changes in operating expenses; and

  •
  civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

        We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. In addition, there are provisions under the federal income tax laws applicable to REITs that may limit our ability to recognize the economic benefit from a sale of our assets. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition.

Transfers of healthcare facilities generally require regulatory approvals, and alternative uses of healthcare facilities are limited.

        Because transfers of healthcare facilities may be subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate, there may be delays in transferring operations of our facilities to successor tenant operators or we may be prohibited from transferring operations to a successor tenant operator. In addition, substantially all of our properties are healthcare facilities that may not be easily adapted to non-healthcare related uses. If we are unable to transfer properties at times opportune to us, our revenue and operations may suffer.

We may experience uninsured or underinsured losses.

        We generally require our operators to secure and maintain comprehensive liability and property insurance that covers us, as well as the operators, on most of our properties. Some types of losses, however, either may be uninsurable or too expensive to insure against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. We cannot assure you that material losses in excess of insurance proceeds will not occur in the future.

Increases in interest rates may increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness.

        At June 30, 2006, our total consolidated indebtedness was approximately $2.2 billion, of which approximately $302 million, or 11%, is subject to variable interest rates. This variable rate debt had a weighted average interest rate of approximately 5.75% per annum. In addition, certain of our anticipated future debt financings, including debt we may assume as a result of the merger with CNL Retirement Properties, Inc. and borrowings under a 364 day bridge facility, a two-year term loan facility and a new three year revolving credit facility, will be subject to variable interest rates. Increases in interest rates on this variable rate debt would increase our interest expense, which could harm our cash flow and our ability to service our indebtedness.

Loss of our tax status as a REIT would have significant adverse consequences to us.

        We currently operate and have operated commencing with our taxable year ended December 31, 1985 in a manner that is intended to allow us to qualify as a REIT for federal income tax purposes under the Internal Revenue Code.

        Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must satisfy a number of requirements regarding the composition of our assets. Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, determined by excluding any net capital gain. In addition, new legislation, regulations, administrative interpretations, court decisions, mergers or acquisitions (including, but not limited to, the pending transaction with CNL Retirement Properties, Inc., or CRP, and its external advisor, CNL Retirement Corp.) or other events may adversely affect our investors or our ability to qualify as a REIT for tax purposes. Although we believe that we have been organized and have operated in such manner, we can give no assurance that we have qualified or will continue to qualify as a REIT for tax purposes.

        If we lose our REIT status, we will face serious tax consequences that will substantially reduce the funds available to make payments of principal and interest on the debt securities we issue and to make distributions to our stockholders. If we fail to qualify as a REIT:

  •
  we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

  •
  we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

  •
  unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

        In addition, if we fail to qualify as a REIT, all distributions to stockholders would be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits and we would not be required to make distributions to stockholders.

        As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could adversely affect the market prices of our securities.

        Further, if CRP failed to qualify as a REIT for any of its taxable years, it would be required to pay federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Because the merger will be treated for income tax purposes as if CRP sold all of its assets in a taxable transaction, if CRP did not qualify as a REIT for the tax year of the merger, its taxable income would include the built-in gain in all of its assets. "Built-in gain" generally means the excess of the fair market value of an asset over its adjusted tax basis. HCP, as successor-in-interest to CRP, would be required to pay this tax.

Certain Provisions of Maryland Law and Our Charter and Bylaws Could Hinder, Delay or Prevent Changes in Control.

        Certain provisions of Maryland law, our charter and our bylaws have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control. See "Certain Provisions of Maryland Law and HCP's Charter and Bylaws." These provisions include the following:

        Removal of Directors.    Subject to the rights of one or more classes or series of preferred stock to elect one or more directors, our charter provides that a director may only be removed by the affirmative vote or written consent of the holders of at least two-thirds of the outstanding shares or by a unanimous vote of all other members of the board of directors.

        Stockholder Requested Special Meetings.    Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders holding, in the aggregate, not less than 50% of the outstanding shares entitled to vote on the business proposed to be transacted at such meeting.

        Advance Notice Provisions for Stockholder Nominations and Proposals.    Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

        Preferred Stock.    Under our charter, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders.

        Duties of Directors with Respect to Unsolicited Takeovers.    Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (c) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition.

Moreover, under Maryland law, an act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

        Unsolicited Takeovers.    Under Maryland law, a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the board of directors into three classes with staggered terms of three years each and vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors, even if the remaining directors do not constitute a quorum. These statutory provisions relating to unsolicited takeovers also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.

        An election to be subject to any or all of the foregoing statutory provisions may be made in our charter or bylaws, or by resolution of our board of directors without stockholder approval. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our charter or bylaws provide to the contrary. Neither our charter nor our bylaws provides that we are subject to any of the foregoing statutory provisions relating to unsolicited takeovers. However, our board of directors could adopt a resolution, without stockholder approval, to elect to become subject to some or all of these statutory provisions.

        If we made an election to be subject to such statutory provisions and our board of directors was divided into three classes with staggered terms of office of three years each, the classification and staggered terms of office of our directors would make it more difficult for a third party to gain control of our board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of our board of directors.

        Maryland Business Combination Act.    The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares of stock and other specified transactions, with an "interested stockholder" or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. Unless our board of directors takes action to exempt us, generally or with respect to certain transactions, from this statute in the future, the Maryland Business Combination Act will be applicable to business combinations between us and other persons.

        Maryland Control Share Acquisition Act.    Maryland law provides that "control shares" of a corporation acquired in a "control share acquisition" shall have no voting rights except to the extent approved by a vote of two-thirds of the vote eligible to cast on the matter under the Maryland Control Share Acquisition Act. "Control Shares" means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        If voting rights or control shares acquired in a control share acquisition are not approved at a stockholder's meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholder's meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. If any of our shares are control shares acquired in a control share acquisition, they will be subject to the Maryland Control Share Acquisition Act unless our bylaws are amended in the future to exempt the acquisition of control shares generally or with respect to certain transactions.

To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

        To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, determined by excluding any net capital gain, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Our charter contains ownership limits with respect to our common stock and other classes of capital stock.

        Our charter, subject to certain exceptions, contains restrictions on the ownership and transfer of our common stock and preferred stock that are intended to assist us in preserving our qualification as a REIT. Under our charter, subject to certain exceptions, no person or entity may own, actually or constructively, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or our preferred stock.

        Additionally, our charter has a 9.9% ownership limitation on the company's voting shares, which may include common stock or other classes of capital stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from either ownership limit. The ownership limits may delay, defer or prevent a transaction or a change of control that might be in the best interest of our stockholders. See "Description of Capital Stock We May Offer."

Risks Relating to the Acquisition of CNL Retirement Properties, Inc.

If we are unable to successfully integrate the operations of CRP, our business and earnings may be negatively affected.

        The merger with CNL Retirement Properties, Inc., or CRP, a Maryland corporation, will involve the integration of companies that have previously operated independently. Successful integration of the operations of CRP will depend primarily on our ability to consolidate operations, systems procedures, properties and personnel and to eliminate redundancies and costs. The merger will also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management's attention to the integration of the operations of our operations and those of CRP. We cannot assure you that we will be able to integrate CRP's operations without encountering difficulties, including, but not limited to, the loss of key employees, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings are projected to come from various areas that our management has identified through the due diligence and integration planning process. If we have difficulties with any of these integrations, we might not achieve the economic benefits we expect to result from the merger, and this may hurt our business and earnings. In addition, we may experience greater than expected costs or difficulties relating to the integration of the business of CRP and/or may not realize expected cost savings from the merger within the expected time frame, if at all.

Difficulties associated with establishing joint ventures and contributing properties to those joint ventures or selling properties, including CRP's properties, could limit the combined company's flexibility and adversely affect the anticipated benefits of the merger and the market prices of our securities.

        We have established joint ventures with respect to certain of our properties or sold certain of our properties to third parties in recent years and intend to continue to establish joint ventures and sell properties as opportunities arise. We believe that many of CRP's current and future developments will be good candidates to contribute to joint ventures or sell to third parties. The combined company's ability to establish joint ventures or sell properties, including properties currently owned or developed by CRP, on advantageous terms is dependent upon several factors, some of which are beyond the control of our management. These factors include our ability to identify financial partners willing to contribute to joint ventures on acceptable terms, if at all, and our ability to obtain debt financing for such joint ventures on attractive terms, if at all, as well as competition from other owners of properties and rights of third parties with respect to such properties. Continued interest from and capital provided by other joint venture investors is necessary in order for us to continue our strategy of contributing properties to such joint ventures. Our inability to establish joint ventures and contribute properties to such joint ventures or to sell properties, including those properties currently owned by CRP, or to do so on advantageous terms could materially adversely affect our business.

We and CRP are expected to incur substantial costs in connection with the merger, which could result in our not realizing some of the anticipated benefits of the merger.

        We and CRP are expected to incur one-time, pre-tax costs of approximately $39.1 million in connection with the merger. These costs will include investment banking expenses, legal and accounting fees, printing expenses and other related charges incurred by us and CRP. Completion of the merger will also require the payment of fees in connection with certain of CRP's existing debt. In addition, we anticipate prepaying and/or refinancing other of CRP's existing debt. We also expect to incur one-time, pre-tax cash and non-cash costs related to the integration of us and CRP, which cannot be estimated at this time. There can be no assurance that the costs incurred by us and CRP in connection with the merger will not be higher than expected or that we will not incur additional unanticipated costs and expenses in connection with the merger.

The combined company's indebtedness following the completion of the merger will be higher than our existing indebtedness. This increased level of indebtedness could adversely affect us in many ways, including by reducing funds available for other business purposes, reducing our flexibility and increasing our exposure to variations in interest rates.

        Our indebtedness as of June 30, 2006 was approximately $2.2 billion. Our pro forma indebtedness as of June 30, 2006, giving effect to the merger and taking into account our anticipated debt financings in connection with the merger, would be approximately $6.8 billion. Our anticipated debt financings include up to $3.4 billion of aggregate borrowings under a 364 day bridge facility and a two-year term loan facility that we anticipate entering into prior to the closing of the merger, as well as potential borrowings under a new three-year revolving credit facility that we anticipate entering into prior to the closing of the merger. In addition, it is expected that we will continue to incur debt, including under the new revolving credit facility, in the future. As a result of the increase in debt, demands on our cash resources will increase after the merger. The increased levels of debt could reduce funds available to us to pay dividends, or make capital expenditures and acquisitions or create competitive disadvantages for us compared to other companies with lower debt levels. In addition to requiring repayment or refinancing within a period of time ranging from 364 days to three years, our new debt facilities will be required to be repaid from the cash proceeds of non-ordinary course asset sales, the incurrence of certain debt, the issuance of additional equity and certain other events. As a result of such covenants and our expected level of debt generally, our flexibility could be significantly limited, including our ability to finance or refinance our properties, contribute properties to joint ventures or sell properties as needed.

        At June 30, 2006, approximately $302 million of our debt was subject to variable interest rates. We anticipate that a substantial portion of the new debt to be incurred or assumed in connection with the merger will also be subject to variable interest rates and that, following the merger, a higher percentage of our debt overall will be subject to variable interest rates. If interest rates increase, the combined company's interest costs will also increase, which could harm our cash flow and our ability to service debt. An increase in market interest rates may also lead investors to demand a higher annual distribution rate, which could adversely affect the market prices of our securities.

Our business and the market prices of our securities may be adversely affected if the merger with CRP is not completed.

        The merger with CRP is subject to several customary conditions. If our merger with CRP is not completed, we could be subject to a number of risks that may adversely affect our business and the market prices of our securities, including:

  •
  our management's attention may be diverted from our day-to-day business and our employees and our relationships with customers and joint venture partners may be disrupted as a result of efforts relating to the acquisition;

  •
  the market prices of our securities may decline to the extent that the current market prices reflect a market assumption that the merger will be completed;

  •
  we must pay certain costs related to the merger, such as legal and accounting fees and printing expenses; and

  •
  we would not realize the benefits we expect by acquiring CRP.

As a result of the merger, the number of our stockholders will increase by approximately 92,442 persons. Sales by such individuals could exert downward pressure on the price of our common stock.

        As of August 1, 2006, CRP had 92,442 holders of its common stock. CRP common stock is not publicly traded and, accordingly, is relatively illiquid. As a result of the merger, CRP's stockholders will receive shares of our common stock, which is publicly traded and more liquid. Sales by former CRP stockholders of our common stock could exert downward pressure on the price of our common stock.

As a result of the merger and the Advisor merger, we may inherit tax liabilities and attributes from CRP and the Advisor.

        Concurrently with the CRP merger, CNL Retirement Corp., or the Advisor, which is the external advisor to CRP, will merge with and into a wholly owned subsidiary of ours, pursuant to an agreement and plan of merger, dated as of May 1, 2006, by and among us, the Advisor, the stockholders of the Advisor and our subsidiary. We refer to this merger as the Advisor merger. As a result of the merger and the Advisor merger, we may succeed to certain tax liabilities and tax attributes of CRP and the Advisor. See "United States Federal Income Tax Considerations—Tax Liabilities and Attributes Inherited from CRP" and "United States Federal Income Tax Considerations—Tax Liabilities and Attributes Inherited from the Advisor."

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

        Statements in this prospectus and the information incorporated by reference in this prospectus or any prospectus supplement that are not historical factual statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this section for purposes of complying with these safe harbor provisions. The statements include, among other things, statements regarding the intent, belief or expectations of us and our officers and can be identified by the use of terminology such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "should" and other comparable terms or the negative thereof. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward-looking statements as a result of various factors. In addition to the factors set forth in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, you should consider the following:

  (a)
  Legislative, regulatory, or other changes in the healthcare industry at the local, state or federal level which increase the costs of or otherwise affect the operations of, our tenants and borrowers;

  (b)
  Changes in the reimbursement available to our operators by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage;

  (c)
  Competition for tenants and borrowers, including with respect to new leases and mortgages and the renewal or rollover of existing leases;

  (d)
  Availability of suitable healthcare facilities to acquire at favorable prices and the competition for such acquisition and financing of healthcare facilities;

  (e)
  The ability of our tenants and borrowers to operate our properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments;

  (f)
  The financial weakness of some operators, including potential bankruptcies, which results in uncertainties regarding our ability to continue to realize the full benefit of such operators' leases;

  (g)
  Changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital;

  (h)
  The risk that we will not be able to sell or lease facilities that are currently vacant;

  (i)
  The potential costs of SB 1953 compliance with respect to our hospital in Tarzana, California;

  (j)
  The financial, legal and regulatory difficulties of two significant operators, Tenet and HealthSouth;

  (k)
  HCP's ability to integrate the CRP businesses and to achieve expected synergies, operating efficiencies and other benefits within expected time-frames or at all, or within expected cost projections, and to preserve the goodwill of the acquired business;

  (l)
  HCP's ability to obtain financing necessary to consummate the acquisition or on favorable terms;

  (m)
  Each of CRP and HCP being able to successfully maintain its qualification as a REIT;

  (n)
  The ability of CRP and HCP to consummate the merger; and

  (o)
  The potential impact of existing and future litigation matters.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus or incorporated by reference in this prospectus may not occur.

THE COMPANY

        We invest primarily in real estate serving the healthcare industry in the United States. We are a Maryland corporation and were organized to qualify as a REIT in 1985. We are headquartered in Long Beach, California, with operations in Nashville, Tennessee, and our portfolio includes, as of June 30, 2006, interests in 534 properties in 42 states and consists of 143 senior housing facilities, 182 medical office buildings, 29 hospitals, 155 skilled nursing facilities and 25 other healthcare facilities. We acquire healthcare facilities and lease them to healthcare providers and provide mortgage financing secured by healthcare facilities. Our portfolio includes: (i) senior housing, including independent living facilities, assisted living facilities, and continuing care retirement communities; (ii) medical office buildings; (iii) hospitals; (iv) skilled nursing facilities; and (v) other healthcare facilities, including laboratory and office buildings.

        Our executive offices are located at 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806, and our telephone number is (562) 733-5100.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated. In computing the ratios of earnings to fixed charges, earnings have been based on consolidated income from continuing operations before fixed charges (exclusive of capitalized interest). Fixed charges consist of interest on debt, including amounts capitalized, an estimate of interest in rental expense, and interest expense related to the guaranteed debt of the partnerships and limited liability companies in which we hold an interest. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our 7 7/8% Series A Cumulative Redeemable Preferred Stock (until September 10, 2003 when the Series A Cumulative Redeemable Preferred Stock was redeemed), 8.70% Series B Cumulative Redeemable Preferred Stock (until October 1, 2003 when the Series B Cumulative Redeemable Preferred Stock was redeemed), 8.60% Series C Cumulative Redeemable Preferred Stock (until May 2, 2003 when the Series C Cumulative Redeemable Preferred Stock was redeemed), 7.25% Series E Cumulative Redeemable Preferred Stock and 7.10% Series F Cumulative Redeemable Preferred Stock.

	Year Ended December 31,						For the Six Months Ended June 30, 2006
					2005 Actual	2005 Pro Forma(1)
	2001	2002	2003	2004			Actual	Pro Forma(1)
Ratio of Earnings to Fixed Charges	2.37	2.62	2.53	2.71	2.45	1.18	2.33	1.24

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.78	1.98	1.79	2.19	2.06	1.12	2.01	1.18

(1)
The unaudited pro forma condensed consolidated statement of income data used in the pro forma calculations were prepared under the purchase method of accounting as if the merger between HCP, CRP, the Advisor, and related financing transactions had been completed (a) on January 1, 2005 for the Year Ended 2005 Pro Forma ratios, and (b) on January 1, 2006 for the Six Months Ended June 30, 2006 Pro Forma ratios. We have included this information only for purposes of illustration, and it does not necessarily indicate what the ratios would have been if the merger and the related financing transactions had actually been completed on those dates. Moreover, this information does not necessarily indicate what the future ratios of earnings to fixed charges will be. You should read this table in conjunction with the "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements" included in the Current Report on Form 8-K filed by HCP on September 7, 2006, which is incorporated herein by reference.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement for any offering of securities, the net proceeds, after estimated expenses, we receive from the sale of these securities will be used for general corporate purposes, which may include:

  •
  funding investments in, or extensions of credit to, our subsidiaries;

  •
  funding investments in non-affiliates;

  •
  reducing, repaying or refinancing debt;

  •
  repurchasing or redeeming outstanding securities;

  •
  financing possible acquisitions, including the proposed merger with CRP; and

  •
  working capital.

        Pending such use, we may temporarily invest net proceeds. We will disclose in the prospectus supplement relating to an offering of securities any intention to use the net proceeds from such offering in connection with an acquisition or to reduce or refinance outstanding debt.

DESCRIPTION OF CAPITAL STOCK WE MAY OFFER

        Please note that in this section entitled "Description of Capital Stock We May Offer," references to "holders" mean those who own shares of common stock or preferred stock, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. Owners of beneficial interests in shares of common stock should also read the section entitled "Legal Ownership and Book-Entry Issuance."

        The following description summarizes the material provisions of the common stock and preferred stock we may offer. This description is not complete and is subject to, and is qualified in its entirety by reference to our articles of restatement and our third amended and restated bylaws and applicable provisions of the Maryland General Corporation Law, or the MGCL. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. Any series of preferred stock we issue will be governed by our articles of restatement and by the articles supplementary related to that series. We will file the articles supplementary with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series of authorized preferred stock.

        Our authorized capital stock consists of 750,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. The following description does not contain all the information that might be important to you.

Common Stock

        As of August 23, 2006, there were 137,306,852 shares of common stock outstanding. All shares of common stock participate equally in dividends payable to holders of common stock, when and as authorized by our board and declared by us, and in net assets available for distribution to holders of common stock on liquidation, dissolution, or winding up. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders. Holders of common stock do not have cumulative voting rights in the election of directors.

        All issued and outstanding shares of common stock are, and the common stock offered by this prospectus will be upon issuance, validly issued, fully paid and nonassessable. Holders of common stock do not have preference, conversion, exchange or preemptive rights. The common stock is listed on The New York Stock Exchange (NYSE Symbol: HCP).

        The Transfer Agent and Registrar for our common stock is The Bank of New York.

Preferred Stock

        Under our charter, our board is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of our preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by our board. As of August 23, 2006, we had outstanding 4,000,000 shares of 7.25% Series E Cumulative Redeemable Preferred Stock, or Series E Preferred Stock, with a liquidation preference of $100,000,000 and 7,820,000 shares of 7.10% Series F Cumulative Redeemable Preferred Stock, or Series F Preferred Stock, with a liquidation preference of $195,500,000.

        The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including:

  •
  the number of shares constituting the series and the distinctive designation thereof;

  •
  the voting rights, if any, of the series;

  •
  the rate of dividends payable on the series, the time or times when dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative;

  •
  whether there shall be a sinking or similar fund for the purchase of shares of the series and, if so, the terms and provisions that shall govern the fund;

  •
  the rights of the holders of shares of the series upon our liquidation, dissolution or winding up;

  •
  the rights, if any, of holders of shares of the series to convert their shares into or to exchange the shares for, shares of any other class or classes or any other series of the same or of any other class or classes of stock of the corporation or any other securities, the price or prices or rate or rates of exchange, with such adjustments as shall be provided, at which the shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or upon the happening of a specified event and any other terms or conditions of such conversion or exchange; and

  •
  any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of the series.

        The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank on a parity as to dividends and distributions of assets with each other series of preferred stock. The rights of the holders of each series of preferred stock will be subordinate to those of our general creditors.

  Dividend Rights of Preferred Stock

        Holders of shares of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, cash dividends on the dates and at rates as will be set forth in, or as are determined by the method described in, the prospectus supplement relating to the series of preferred stock. The rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on our stock books on the record dates fixed by our board of directors, as specified in the prospectus supplement relating to the series of preferred stock.

        Dividends may be cumulative or noncumulative, as provided in the prospectus supplement relating to the series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of the series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on the dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on the series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we initially issue shares of the series.

        So long as the shares of any series of preferred stock are outstanding, except as otherwise provided in the prospectus supplement relating to such series, we may not declare any dividends on our common stock or any other stock ranking as to dividends or distributions of assets junior to the series of preferred stock or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock, other than junior stock which is neither convertible into, nor exchangeable or exercisable for, any securities other than junior stock:

  •
  unless, if the preferred stock is cumulative, full dividends for prior dividend periods shall have been paid or declared and set apart for payment on all outstanding shares of preferred stock of the series and all other series of our preferred stock (other than junior stock); and

  •
  unless we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of preferred stock of the series or any shares of any other series of our preferred stock (other than junior stock).

  Liquidation Preference

        In the event of any liquidation, dissolution or winding up of us, voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders, before any distribution of assets or payment is made to the holders of common stock or any other shares of our stock ranking junior as to such distribution or payment to such series of preferred stock, the amount set forth in the prospectus supplement relating to such series of preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, the amounts payable with respect to the preferred stock of any series and any other shares of preferred stock (including any other series of the preferred stock) ranking as to any such distribution on a parity with such series of preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares of preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of preferred stock will be entitled to no further participation in any distribution of our assets.

        If such payment shall have been made in full to all holders of shares of preferred stock, our remaining assets will be distributed among the holders of any other classes of stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

  Redemption

        A series of preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of preferred stock.

        In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. From and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

        So long as any dividends on shares of any series of preferred stock or any other series of preferred stock ranking on a parity as to dividends and distributions of assets with such series of preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of preferred stock will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares. However, the foregoing will not prevent the purchase or acquisition of such shares of preferred stock of such series or of shares of such other series of preferred stock in order to ensure that we continue to meet the requirements for qualification as a REIT for federal and state income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative preferred stock of such series and any other stock ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series (except by conversion into or exchange for our stock) ranking junior to the preferred stock of such series as to dividends and upon liquidation.

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of preferred stock to be redeemed at the address shown on our stock transfer books. After the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest plus accumulated and unpaid dividends, if any.

  Conversion Rights

        The terms, if any, on which shares of preferred stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of common stock or another series of preferred stock will be set forth in the prospectus supplement relating thereto.

  Voting Rights

        Except as indicated below or in a prospectus supplement relating to a particular series of preferred stock, the holders of the preferred stock will not be entitled to vote for any purpose.

        So long as any shares of preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of two-thirds of the shares of each series of preferred stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

  •
  authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking prior to such series of preferred stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

  •
  repeal, amend or otherwise change any of the provisions of our charter applicable to the preferred stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of preferred stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Series E Preferred Stock

  Voting Rights

        Holders of Series E Preferred Stock generally do not have any voting rights, except in limited circumstances.

        If dividends on any shares of Series E Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Series E Preferred Stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) are entitled to vote for the election of a total of two additional directors of HCP at a special meeting called by the holders of record of at least 25% of the Series E Preferred Stock or the holders of any other class or series of preferred stock so in arrears or at the next annual meeting of stockholders. These voting rights continue at each subsequent annual meeting until all dividends accumulated on such shares of Series E Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and set aside for payment. In such case, our entire board is increased by two directors.

        So long as any shares of Series E Preferred Stock remain outstanding, we shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of Series E Preferred

Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, with the Series E Preferred Stock voting separately as a class:

  •
  authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series E Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up;

  •
  reclassify any of our authorized stock into any such shares, or authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any class or series of stock ranking prior to the Series E Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up; or

  •
  repeal, amend or otherwise change any of the provisions applicable to the Series E Preferred Stock in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of the Series E Preferred Stock. However, an increase in the amount of authorized preferred stock, the creation or issuance of other classes or series of preferred stock or any increase in the amount of authorized shares of Series E Preferred Stock or of any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series E Preferred Stock, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The consent of the holders of Series E Preferred Stock is not required for the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series E Preferred Stock, except as expressly set forth in the provisions of our charter.

  Rank

        With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCP, the Series E Preferred Stock ranks:

  •
  senior to the common stock, and to all equity securities issued by us ranking junior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP;

  •
  on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP; and

  •
  junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP.

        The term "equity securities" does not include convertible debt securities, which rank senior to the Series E Preferred Stock prior to conversion.

  Dividends

        Holders of shares of the Series E Preferred Stock are entitled to receive, when, as, and if declared by our board out of funds legally available for the payment of dividends, cumulative preferential annual cash dividends at the rate of 7.25% of the liquidation preference (equivalent to $1.8125 per annum per share).

        Dividends on the Series E Preferred Stock are cumulative from the date of original issue and payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day.

        No dividends may be declared by our board or paid or set apart for payment on the Series E Preferred Stock if the terms of any of our agreements, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by our board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

        Dividends on the Series E Preferred Stock accrue, however, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series E Preferred Stock do not bear interest and holders of the Series E Preferred Stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series E Preferred Stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

        No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series E Preferred Stock, other than a dividend in shares of any class of stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the Series E Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full, or full payment is not so set apart, upon the Series E Preferred Stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other class or series of preferred stock ranking on a parity as to dividends with the Series E Preferred Stock are declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other class or series of preferred stock, which cannot include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

        Except as provided in the preceding paragraph, unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of common stock or other shares of capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation:

  •
  no dividends may be declared or paid or set aside for payment upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation;

  •
  no other distribution may be declared or made upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation; and

  •
  no shares of common stock, or any other shares of our capital stock ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by us, except by conversion into or exchange for other of our capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation or for the purpose of preserving our qualification as a real estate investment trust.

  Liquidation Preferences

        Upon any liquidation, dissolution or winding up of the affairs of HCP, the holders of Series E Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock that ranks junior to the Series E Preferred Stock as to liquidation rights.

        In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, no effect is given to amounts that would be needed if we would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our stock whose preferential rights upon distribution are superior to those receiving the distribution.

  Maturity; Redemption

        The Series E Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption. The Series E Preferred Stock is not redeemable prior to September 15, 2008. We are entitled, however, to purchase shares of the Series E Preferred Stock in order to preserve our status as a real estate investment trust for federal or state income tax purposes at any time. Following September 15, 2008, we may, at our option, redeem the Series E Preferred Stock at $25 per share ($100,000,000 in the aggregate), plus accrued and unpaid dividends.

  Transfer and Ownership Restrictions

        See "—Transfer and Ownership Restrictions Relating to our Preferred Stock."

Series F Preferred Stock

  Voting Rights

        Holders of the Series F Preferred Stock generally do not have any voting rights, except in limited circumstances.

        If dividends on any shares of Series F Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, the holders of Series F Preferred Stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, including the Series E Preferred Stock) are entitled to vote for the election of a total of two additional directors of HCP at a special meeting called by the holders of record of at least 25% of the Series F Preferred Stock or the holders of any other class or series of preferred stock so in arrears or at the next annual meeting of stockholders. These voting rights continue at each subsequent annual meeting until all dividends accumulated on such shares of Series F Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and set aside for payment. In such case, our entire board is increased by two directors.

        So long as any shares of Series F Preferred Stock remain outstanding, we shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of Series F Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, with the Series F Preferred Stock voting separately as a class:

  •
  authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series F Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up;

  •
  reclassify any of our authorized stock into any such shares, or authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any class or series of stock ranking prior to the Series F Preferred Stock with respect to the payment of dividends, or the distribution of assets on liquidation, dissolution or winding up; or

  •
  repeal, amend or otherwise change any of the provisions applicable to the Series F Preferred Stock in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of the Series F Preferred Stock. However, an increase in the amount of authorized preferred stock, the creation or issuance of other classes or series of preferred stock or any increase in the amount of authorized shares of Series F Preferred Stock or of any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series F Preferred Stock, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The consent of the holders of Series F Preferred Stock is not required for the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series F Preferred Stock, except as expressly set forth in the provisions of our charter.

  Rank

        With respect to dividend rights and rights upon liquidation, dissolution or winding up of HCP, the Series F Preferred Stock ranks:

  •
  senior to the common stock, and to all equity securities issued by us ranking junior to the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP;

  •
  on a parity with the Series E Preferred Stock and with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP; and

  •
  junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the Series F Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of HCP.

        The term "equity securities" does not include convertible debt securities, which rank senior to the Series F Preferred Stock prior to conversion.

  Dividends

        Holders of the Series F Preferred Stock are entitled to receive, when, as, and if declared by our board, out of funds legally available for the payment of dividends, cumulative preferential annual cash dividends at the rate of 7.10% of the liquidation preference (equivalent to $1.775 per annum per share).

        Dividends on the Series F Preferred Stock are cumulative from the date of original issue and payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series F Preferred Stock, including dividends payable for any partial dividend period, are computed on the basis of a 360-day year consisting of twelve 30-day months.

        No dividends may be declared by our board or paid or set apart for payment on the Series F Preferred Stock if the terms of any of our agreements, including any agreement relating to its indebtedness, prohibits such a declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends may be declared by our board or paid or set apart for payment if such declaration or payment is restricted or prohibited by law.

        Dividends on the Series F Preferred Stock accrue, however, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series F Preferred Stock do not bear interest and holders of the Series F Preferred Stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series F Preferred Stock is first credited against the earliest accrued but unpaid dividend due that remains payable.

        No full dividends may be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series F Preferred Stock, other than a dividend in shares of any class of stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for such payment on the Series F Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or full payment is not so set apart) upon the Series F Preferred Stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series F Preferred Stock, including the Series E Preferred Stock, all dividends declared upon the Series F Preferred Stock and any other class or series of preferred stock ranking on a parity as to dividends with the Series F Preferred Stock are declared pro rata so that the amount of dividends declared per share of Series F Preferred Stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series F Preferred Stock and such other class or series of preferred stock, which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other.

        Except as provided in the preceding paragraph, unless full cumulative dividends on the Series F Preferred Stock have been or contemporaneously are declared and paid or declared and set apart for payment for all past dividend periods and the then current dividend period, then, other than the payment of dividends in shares of common stock or other shares of capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation:

  •
  no dividends may be declared or paid or set aside for payment upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation;

  •
  no other distribution may be declared or made upon the common stock, or any other of our capital stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation; and

  •
  no shares of common stock, or any other shares of our capital stock ranking junior to or on a parity with the Series F Preferred Stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration by us, except by conversion into or exchange for other of our capital stock ranking junior to the Series F Preferred Stock as to dividends and upon liquidation or for the purpose of preserving our qualification as a real estate investment trust.

  Liquidation Preferences

        Upon any liquidation, dissolution or winding up of the affairs of HCP, the holders of Series F Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock that ranks junior to the Series F Preferred Stock as to liquidation rights.

        In determining whether a distribution, other than upon voluntary or involuntary liquidation, by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, no effect is given to amounts that would be needed if we would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our stock whose preferential rights upon distribution are superior to those receiving the distribution.

  Maturity; Redemption

        The Series F Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption. The Series F Preferred Stock is not redeemable prior to December 3, 2008. We are entitled, however, to purchase shares of the Series F Preferred Stock in order to preserve our status as a real estate investment trust for federal or state income tax purposes at any time. Following December 3, 2008, we may, at our option, redeem the Series F Preferred Stock at $25 per share ($195,500,000 in the aggregate), plus accrued and unpaid dividends.

  Transfer and Ownership Restrictions

        See "—Transfer and Ownership Restrictions Relating to our Preferred Stock."

Transfer and Ownership Restrictions Relating to our Common Stock

        Our charter contains restrictions on the ownership and transfer of our voting stock that are intended to assist us in complying with the requirements to continue to qualify as a REIT. Subject to limited exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of our common stock. Our board may, but is in no event required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT and our board otherwise decides such action would be in our best interests.

        These charter provisions further prohibit:

  •
  any person from actually or constructively owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a real estate investment trust (including but not limited to ownership that would result in us owning, actually or constructively, an interest in a tenant as described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by us, either directly or indirectly, from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code); and

  •
  any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our stock that will or may violate any of these restrictions on ownership and transfer is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. Under our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the applicable ownership limit or such other limit as permitted by our board, then any such purported transfer is void and of no force or effect with respect to the purported transferee as to that number of shares of our stock in excess of the ownership limit or such other limit, and the transferee will acquire no right or interest in such excess shares. Any excess shares described above are transferred automatically, by operation of law, to a trust, the beneficiary of which is a qualified charitable organization selected by us. Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust is required to sell the excess shares to a person or entity who could own the shares without violating the applicable ownership limit, or such other limit as permitted by our board, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by the trust for the excess shares. Any proceeds in excess of the amount distributable to the prohibited transferee are distributed to the beneficiary of the trust. Prior to a sale of any such excess shares by the trust, the trustee is entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such excess shares, and also is entitled to exercise all voting rights with respect to such excess shares.

        Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee will have the authority, at the trustee's sole discretion:

  •
  to rescind as void any vote cast by a prohibited transferee prior to the discovery by us that the shares have been transferred to the trust; or

  •
  to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

        However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee, prior to the discovery by us that such shares had been automatically transferred to a trust as described above, are required to be repaid to the trustee upon demand for distribution to the beneficiary of the trust. In the event that the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the ownership limit or such other limit as permitted by our board, then our charter provides that the transfer of the excess shares is void ab initio.

        In addition, shares of common stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift; and

  •
  the market price on the date we, or our designee, accepted the offer.

        We will have the right to accept the offer until the trustee has sold the shares of stock held in the trust. Upon a sale to us, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee.

        If any purported transfer of shares of common stock would cause us to be beneficially owned by fewer than 100 persons, such transfer will be null and void ab initio in its entirety and the intended transferee will acquire no rights to the stock.

        All certificates representing shares of common stock bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

        In addition, if our board of directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, it shall have the power:

  •
  by lot or other means deemed equitable by it to call for the purchase from any stockholder of a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of the beneficial owner to a level of no more than 9.9% of our outstanding voting shares; and

  •
  to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our capital stock.

        If our board of directors fails to grant an exemption from this 9.9% ownership limitation, then the transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio, and the intended transferee shall be deemed never to have had an interest in the transferred securities. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the board of directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

Business Combination Provisions

        Our charter requires that, except in some circumstances, "business combinations" between us and a beneficial holder of 10% or more of our outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 90% of our outstanding voting shares. A "business combination" is defined in our charter as:

  •
  any merger or consolidation with or into a Related Person;

  •
  any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined below) of our assets, including any voting securities of a subsidiary, to a Related Person;

  •
  any merger or consolidation of a Related Person with or into us;

  •
  any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to us;

  •
  the issuance of any of our securities, other than by way of pro rata distribution to all stockholders, to a Related Person; and

  •
  any agreement, contract or other arrangement providing for any of the transactions described above.

        The term "Substantial Part" means more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.

        In addition to the restrictions on business combinations contained in our charter, Maryland law also contains restrictions on business combinations. See "Certain Provisions of Maryland Law and HCP's Charter and Bylaws—Business Combinations."

        The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which stockholders might deem to be in their interests or in which they might receive a substantial premium. The HCP board's authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See "—Preferred Stock."

        The foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of our common stock, deprive stockholders of opportunities to sell at a temporarily higher market price. Our board believes, however, that inclusion of the business combination provisions in our charter may help assure fair treatment of our stockholders and preserve our assets.

Transfer and Ownership Restrictions Relating to our Preferred Stock

        Our charter contains restrictions on the ownership and transfer of preferred stock that are intended to assist us in complying with the requirements to maintain its status as a REIT. Subject to limited exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of Series E Preferred Stock or Series F Preferred Stock. Our board of directors may, but in no event is required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT and our board of directors otherwise decides such action would be in our best interests. The mechanics for the ownership limits on our preferred stock are similar to the mechanics related to our common stock, as described in "Transfer and Ownership Restrictions Relating to our Common Stock" above.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

        Please note that in this section entitled "Description of the Depositary Shares We May Offer," references to "holders" mean those who own depositary shares registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. Owners of beneficial interests in depositary shares should also read the section entitled "Legal Ownership and Book-Entry Issuance."

        This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Interest in a Fractional Share, or Multiple Shares, of Preferred Stock

        We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, or multiple shares, of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the prospectus supplement.

Deposit Agreement

        The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its interest in a fractional share, or multiple shares, of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

        Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related prospectus supplement.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

        If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

        Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

        The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Stock

        Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts is entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

        The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Voting

        Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder's depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the prospectus supplement.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

        Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

        The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

        Neither the depositary nor HCP will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts other than for the relevant party's gross negligence or willful misconduct. The obligations of HCP and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Title

        HCP, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose. See "Legal Ownership and Book-Entry Issuance."

Resignation and Removal of Depositary

        A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

        Please note that in this section entitled "Description of the Debt Securities We May Offer," references to "holders" mean those who own debt securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should also read the section entitled "Legal Ownership and Book-Entry Issuance."

        The following description summarizes the material provisions of our debt securities. The debt securities are to be issued under an existing indenture dated as of September 1, 1993 between us and The Bank of New York, as trustee (the "indenture"), which has been filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part. This description is not complete and is subject to, and is qualified in its entirety by reference to, the indenture and the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The specific terms of any series of debt securities will be described in the applicable prospectus supplement, and may differ from the general description of the terms presented below. Whenever particular defined terms of the indenture, as supplemented or amended from time to time, are referred to in this prospectus or a prospectus supplement, those defined terms are incorporated in this prospectus or such prospectus supplement by reference.

General

        The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture and provides that the debt securities may be issued from time to time in one or more series. All securities issued under the indenture will rank equally and ratably with all other securities issued under the indenture.

        The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The debt securities are not, by their terms, subordinate in right of payment to any of our other indebtedness.

        Because our assets consist principally of interests in the subsidiaries through which we conduct our businesses, our right to participate as an equity holder in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus the ability of our security holders to benefit from the distribution, is junior to creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are recognized. In addition, dividends, loans and advances to us from some of our subsidiaries are restricted by net capital requirements under the Securities Exchange Act of 1934 and under rules of securities exchanges and other regulatory bodies. Furthermore, because some of our subsidiaries are partnerships in which we are a general partner, we may be liable for their obligations. We also guarantee many of the obligations of our subsidiaries. Any liability we may have for our subsidiaries' obligations could reduce our assets that are available to satisfy our direct creditors, including investors in our securities.

        The prospectus supplement and any related pricing supplement will describe certain terms of the debt securities offered by that prospectus supplement, including:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities and their purchase price;

  •
  the date or dates on which the debt securities will mature;

  •
  the rate or rates per annum (or manner in which interest is to be determined) at which the debt securities will bear interest, if any, and the date from which the interest, if any, will accrue;

  •
  the dates on which interest, if any, on the debt securities will be payable and the regular record dates for these interest payment dates;

  •
  any mandatory or optional sinking fund or analogous provisions;

  •
  additional provisions, if any, for the defeasance of the debt securities;

  •
  the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any optional or mandatory redemption or repayment provisions;

  •
  whether the debt securities are to be issued in whole or in part in registered form represented by one or more registered global securities and, if so, the identity of the depositary for the registered global securities;

  •
  to the extent appropriate, any applicable material United States federal income tax consequences; and

  •
  any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

        Principal of, premium, if any, and interest, if any, on the debt securities will be payable at the place or places designated by us and set forth in the applicable prospectus supplement. Interest, if any, on the debt securities will be paid, unless otherwise provided in the applicable prospectus supplement, by check mailed to the person in whose name the debt securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at the address of the related holder appearing on the register of debt securities. The trustee will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities, subject to any restrictions set forth in the applicable prospectus supplement relating to the debt securities.

        Unless otherwise provided in the applicable prospectus supplement or pricing supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any larger amount that is an integral multiple of $1,000. Debt securities may be presented for exchange and transfer in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the prospectus supplement. These services will be provided without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer, but subject to the limitations provided in the indenture.

        Debt securities will bear interest at a fixed rate or a floating rate. The debt securities may be issued at a price less than their stated redemption price at maturity, resulting in the debt securities being treated as issued with original issue discount for federal income tax purposes. Any original issue discount debt securities may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Special federal income tax and other considerations applicable to any of these discounted notes will be described in the prospectus supplement or pricing supplement.

        The indenture provides that all debt securities of any one series need not be issued at the same time and we may, from time to time, issue additional debt securities of a previously issued series without your consent and without notifying you. In addition, the indenture provides that we may issue debt securities with terms different from those of any other series of debt securities and, within a series of debt securities, certain terms (such as interest rate or manner in which interest is calculated and maturity date) may differ.

Conversion Rights

        The terms, if any, on which debt securities of a series may be exchanged for or converted into shares of our common stock, preferred stock, debt securities of another series or other securities will be set forth in the prospectus supplement relating to the series. To protect our status as a REIT, a holder may not convert any debt security, and the debt security is not convertible by any holder, if as a result of the conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of our common stock.

Global Debt Securities

        Unless we specify otherwise in the applicable prospectus supplement, the registered debt securities of a series will be issued only in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or a nominee of the depository. Ownership of beneficial interests in a registered global security will be limited to persons, or participants, that have accounts with the depositary for the registered global security or persons that may hold interests through participants.

        Those who own beneficial interests in a global debt security will do so through participants in the depositary's securities clearance system, and the rights of those indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities under "Legal Ownership and Book-Entry Issuance."

Covenants

  Limitation on Borrowing Money

        In the indenture, we have agreed not to create, assume, incur or otherwise become liable in respect of any:

        (a)   Senior Debt, unless the aggregate principal amount of our Senior Debt outstanding will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 300% of Capital Base and (ii) 500% of Tangible Net Worth; and

        (b)   Non-Recourse Debt, unless the aggregate principal amount of our Senior Debt and Non-Recourse Debt outstanding will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 500% of Capital Base.

        For the purpose of this limitation as to borrowing money, the following terms have the following meanings:

  •
  "Senior Debt" means all Debt other than Non-Recourse Debt and Subordinated Debt;

  •
  "Debt," with respect to any Person, means:

  (a)
  its indebtedness, secured or unsecured, for borrowed money;

  (b)
  Liabilities secured by any existing lien on property owned by the Person;

  (c)
  Capital Lease Obligations and the present value of all payments due under any arrangement for retention of title (discounted at the implicit rate if known and at 9% otherwise) if the arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and

  (d)
  guarantees of obligations of the character specified in clauses (a), (b) and (c) above to the full extent of the liability of the guarantor (discounted to present value, as provided in clause (c) above, in the case of guarantees of title retention arrangements).

  •
  "Capital Lease" means at any time any lease of Property which, in accordance with generally accepted accounting principles, would at that time be required to be capitalized on a balance sheet of the lessee;

  •
  "Capital Lease Obligation" means at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at that time be so required to be capitalized on a balance sheet of the lessee;

  •
  "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible;

  •
  "Person" means an individual, partnership, joint venture, joint-stock company, association, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof;

  •
  "Non-Recourse Debt," with respect to any Person, means any Debt secured by, and only by, property on or with respect to which the Debt is incurred where the rights and remedies of the holder of the Debt in the event of default do not extend to assets other than the property constituting security for the Debt;

  •
  "Subordinated Debt" means any of our unsecured Debt which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such Debt (to which appropriate reference shall be made in the instruments evidencing such Debt if not contained therein) to the debt securities (and, at our option, if so provided, to our Debt, either generally or as specifically designated);

  •
  "Capital Base" means, at any date, the sum of Tangible Net Worth and Subordinated Debt;

  •
  "Tangible Net Worth" means, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of our Tangible Assets at that date, minus the amount of our Liabilities at that date;

  •
  "Tangible Assets" means all of our assets (including assets held subject to Capital Leases and other arrangements pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), except: (a) deferred assets other than prepaid insurance, prepaid taxes and deposits; (b) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expense and other similar intangibles; and (c) unamortized debt discount and expense; and

  •
  "Liabilities" means at any date the items shown as liabilities on our balance sheet, except any items of deferred income, including capital gains.

  Consolidation, Merger and Sale of Assets

        We may not consolidate or merge with or into or transfer or lease our assets substantially as an entirety to any person unless we are the continuing corporation or the successor corporation or person to which the assets are transferred or leased is organized under the laws of the United States or any state of the United States or the District of Columbia and expressly assumes our obligations on the debt securities and under the indenture, and after giving effect to the transaction no event of default under the indenture has occurred and is continuing, and certain other conditions are met.

  Additional Covenants

        Any additional covenants that we agree to with respect to a series of the debt securities will be set forth in the prospectus supplement or related pricing supplement.

Events of Default

        The following are events of default under the indenture with respect to the debt securities of any series:

  •
  failure to pay principal of or any premium on any debt security of the series when due;

  •
  failure to pay any interest on any debt security of the series when due, continued for 30 days;

  •
  failure to deposit any sinking fund payment when due in respect of any debt security of the series;

  •
  failure to perform any other of our covenants or warranties in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of one or more series of debt securities other than that series), continued for 60 days after written notice by the trustee to us or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to us and the trustee as provided in the indenture;

  •
  certain events in bankruptcy, insolvency, conservatorship, receivership or reorganization of us;

  •
  an acceleration of the date on which any of our other indebtedness evidenced by any mortgage, indenture or instrument shall be due and payable, in an aggregate principal amount exceeding $20,000,000 and such acceleration is not rescinded or annulled within 10 days after written notice is given by the trustee to us or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to us and the trustee as provided in the indenture; and

  •
  the occurrence of any other event of default provided with respect to the debt securities of that series.

        If an event of default with respect to the outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the outstanding debt securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

        The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to a series of debt securities, give to the holders of the outstanding debt securities of the series notice of all uncured defaults known to it. Except in the case of default in the payment of principal, premium, if any, or interest, if any, on any debt securities of a series, the trustee shall be protected in withholding the notice if the trustee in good faith determines that the withholding of the notice is in the interest of the holders of outstanding debt securities of the series.

        The indenture provides that, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and subject to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

        We are required to furnish to the trustee annually a statement as to our performance of certain obligations under the indenture and as to any default in our performance.

Modification, Waiver and Amendment

        The indenture provides that modifications and amendments may be made by us and the trustee to the indenture without the consent of any holders:

  •
  to cure any ambiguity;

  •
  to provide for our successor to assume the indenture;

  •
  to provide for a successor trustee;

  •
  to change or eliminate any provisions of the indenture with respect to all or any series of the debt securities not then outstanding;

  •
  to add to the covenants of HCP for the benefit of the holders of all or any series of debt securities;

  •
  to maintain the qualification of the indenture under the Trust Indenture Act; or

  •
  to make other changes specified in the indenture.

        The indenture provides that modifications and amendments may be made by us and the trustee to the indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or any installment of principal of, premium, if any, or interest, if any, on any debt security;

  •
  reduce the principal amount of, premium, if any, or interest, if any, on any debt security;

  •
  reduce the amount of principal of an original issue discount debt security payable upon acceleration of the stated maturity of the debt security;

  •
  change the place or currency of payment of the principal of, premium, if any, or interest, if any, on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage in aggregate principal amount of the outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify the provisions of the indenture providing for the modification, waiver or amendment of provisions of the indenture regarding waivers of events of default or the provisions providing that we maintain certain insurance.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series will be able, on behalf of all holders of the debt securities of that series, to waive compliance by us with certain restrictive provisions of the indenture, or any past default under the indenture with respect to the debt securities of that series, except a default in the payment of principal, premium, if any, or interest, if any, or in respect of a provision of the indenture which cannot be amended or modified without the consent of the holder of each outstanding debt security of the series affected.

Satisfaction and Discharge of Indenture

        The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations including, among other things, our obligation to pay the principal of, premium, if any, or interest, if any, on any debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the payment in full of the principal of, premium, if any, and interest, if any, on all of the debt securities of that series or the deposit with the trustee of an amount of cash sufficient for the payment or redemption, in accordance with the indenture.

Defeasance

        We will be able to terminate certain of our obligations under the indenture with respect to the debt securities of any series on the terms and subject to the conditions contained in the indenture by depositing in trust with the trustee cash or U.S. government obligations (or combination thereof) sufficient to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series to their maturity or redemption date in accordance with the terms of the indenture and the debt securities of the series.

Governing Law and Consent to Jurisdiction

        The indenture is and the debt securities issued thereunder will be governed by and construed in accordance with the laws of the State of California.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the trustee should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us. However, if the trustee acquires any conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended.

        The indenture provides that, in case an event of default should occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

DESCRIPTION OF WARRANTS OR OTHER RIGHTS WE MAY OFFER

        Please note that in this section entitled "Description of Warrants or Other Rights We May Offer," references to "holders" mean those who own warrants or other rights registered in their own names, on the books that we or any applicable trustee or warrant or rights agent maintain for this purpose, and not those who own beneficial interests in warrants or rights registered in street name or in warrants or rights issued in book-entry form through one or more depositaries. Owners of beneficial interests in warrants or rights should also read the section entitled "Legal Ownership and Book-Entry Issuance."

        This section outlines some of the provisions of each warrant or rights agreement pursuant to which warrants or rights may be issued, the warrants or rights, and any warrant or rights certificates. This information may not be complete in all respects and is qualified entirely by reference to any warrant agreement or rights agreement with respect to the warrants or rights of any particular series. The specific terms of any series of warrants or rights will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of warrants or rights may differ from the general description of terms presented below.

        We may issue warrants or other rights. We may issue these securities in such amounts or in as many distinct series as we wish. This section summarizes the terms of these securities that apply generally. Most of the financial and other specific terms of any such series of securities will be described in the applicable prospectus supplement. Those terms may vary from the terms described here.

        When we refer to a series of securities in this section, we mean all securities issued as part of the same series under any applicable indenture, agreement or other instrument. When we refer to the applicable prospectus supplement, we mean the prospectus supplement describing the specific terms of the security you purchase. The terms used in the applicable prospectus supplement generally will have the meanings described in this prospectus, unless otherwise specified in the applicable prospectus supplement.

Warrants

        We may issue warrants, options or similar instruments for the purchase of our debt securities, preferred stock, common stock, depositary shares or units. We refer to these collectively as "warrants." Warrants may be issued independently or together with debt securities, preferred stock, common stock, depositary shares or units, and may be attached to or separate from those securities.

Rights

        We may also issue rights, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value or stream of cash payments is determined by reference to, the occurrence or non-occurrence of or the performance, level or value of, one or more of the following:

  •
  securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or debt or equity securities of third parties;

  •
  one or more currencies;

  •
  one or more commodities;

  •
  any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

  •
  one or more indices or baskets of the items described above.

        We refer to each property described above as a "right property."

        We may satisfy our obligations, if any, and the holder of a right may satisfy its obligations, if any, with respect to any rights by delivering, among other things:

  •
  the right property;

  •
  the cash value of the right property; or

  •
  the cash value of the rights determined by reference to the performance, level or value of the right.

        The applicable prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a right may deliver to satisfy its obligations, if any, with respect to any rights.

Agreements

        Each series of warrants or rights may be evidenced by certificates and may be issued under a separate indenture, agreement or other instrument to be entered into between us and a bank that we select as agent with respect to such series. The warrant or rights agent will act solely as our agent in connection with the warrant or rights agreement or any warrant or rights certificates and will not assume any obligation or relationship of agency or trust for or with any warrant or rights holders. Copies of the forms of agreements and the forms of certificates representing the warrants or rights will be filed with the SEC near the date of filing of the applicable prospectus supplement with the SEC. Because the following is a summary of certain provisions of the forms of agreements and certificates, it does not contain all information that may be important to you. You should read all the provisions of the agreements and the certificates once they are available. Warrants or rights in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities under "Legal Ownership and Book-Entry Issuance."

General Terms of Warrants or Rights

        The prospectus supplement relating to a series of warrants or rights will identify the name and address of the warrant or rights agent, if any. The prospectus supplement will describe the terms of the series of warrants or rights in respect of which this prospectus is being delivered, including:

  •
  the offering price;

  •
  the currency for which the warrants or rights may be purchased;

  •
  the designation and terms of any securities with which the warrants or rights are issued and in that event the number of warrants or rights issued with each security or each principal amount of security;

  •
  the date, if any, on which the warrants or rights and any related securities will be separately transferable;

  •
  whether the warrants or rights are to be sold separately or with other securities, as part of units or otherwise;

  •
  any securities exchange or quotation system on which the warrants or rights or any securities deliverable upon exercise of such securities may be listed;

  •
  whether the warrants or rights will be issued in fully registered form or bearer form, in global or non-global form or in any combination of these forms;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  material U.S. Federal income tax consequences of holding or exercising these securities; and

  •
  any other terms of the warrants or rights.

        Warrant or rights certificates may be exchanged for new certificates of different denominations and may be presented for transfer of registration and, if exercisable for other securities or other property, may be exercised at the warrant or rights agent's corporate trust office or any other office indicated in the prospectus supplement. If the warrants or rights are not separately transferable from any securities with which they were issued, an exchange may take place only if the certificates representing the related securities are also exchanged. Prior to exercise of any warrant or right exercisable for other securities or other property, warrant or rights holders will not have any rights as holders of the underlying securities, including the right to receive any principal, premium, interest, dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Exercise of Warrants or Rights

        If any warrant or right is exercisable for other securities or other property, the following provisions will apply. Each such warrant or right may be exercised at any time up to any expiration date and time mentioned in the prospectus supplement relating to those warrants or rights as may otherwise be stated

in the prospectus supplement. After the close of business on any applicable expiration date, unexercised warrants or rights will become void.

        Warrants or rights may be exercised by delivery of the certificate representing the securities to be exercised, or in the case of global securities, as described below under "Legal Ownership and Book-Entry Issuance," by delivery of an exercise notice for those warrants or rights, together with certain information, and payment to any warrant or rights agent in immediately available funds, as provided in the prospectus supplement, of the required purchase amount, if any. Upon receipt of payment and the properly executed certificate or exercise notice at the office indicated in the prospectus supplement, we will, within the time period in the relevant agreement, issue and deliver the securities or other property purchasable upon such exercise. If fewer than all of the warrants or rights represented by such certificates are exercised, a new certificate will be issued for the remaining amount of warrants or rights. The warrant or rights holder will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of the underlying securities or property.

        If mentioned in the prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants or rights.

Preferred Stock, Depositary Shares and Common Stock Warrant Adjustment

        In the case of warrants or rights to purchase preferred stock, common stock or depositary shares the exercise price payable and the number of shares of common stock purchasable upon warrant exercise may be adjusted in certain events. The terms and conditions on which adjustments may be made will be set forth in the warrant or rights certificate and the applicable prospectus supplement. Such description will include information about:

  •
  the provisions for adjusting the exercise price of and/or the number of shares of preferred stock, depositary shares or common stock covered by such warrants or rights;

  •
  the events requiring such adjustment;

  •
  the events upon which we may, in lieu of making such adjustment, make proper provisions so that the warrant or rights holder, upon exercise, would be treated as if such holder had exercised such warrant or right prior to the occurrence of such events; and

  •
  the provisions affecting exercise if certain events affecting the preferred stock, depositary shares or common stock occur.

        The prospectus supplement will describe which, if any, of these provisions shall apply to a particular series of warrants or rights. Unless otherwise specified in the applicable prospectus supplement, no adjustment in the number of shares purchasable upon warrant or right exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number and no fractional shares will be issued upon warrant or right exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Consolidation, Merger and Sale of Assets

        Any agreement with respect to warrants or rights will provide that we are generally permitted to merge or consolidate with another corporation or other entity. Any such agreement will also provide that we are permitted to sell our assets substantially as an entirety to another corporation or other entity. With regard to any series of securities, however, we may not take any of these actions unless all of the following conditions are met:

  •
  if we are not the successor entity, the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred or leased must be an entity organized and existing under the laws of the United States, any state or the District of Columbia and must expressly assume the performance of our covenants under any relevant indenture, agreement or other instrument; and

  •
  we or that successor corporation must not, after giving effect to the transaction, be in default under that agreement.

Enforcement by Holders of Warrants or Rights

        Any warrant or rights agent for any series of warrants or rights will act solely as our agent under the relevant agreement and will not assume any obligation or relationship of agency or trust for any warrant or rights holder.

        A single bank or trust company may act as agent for more than one issue of securities. Any such agent will have no duty or responsibility in case we default in performing our obligations under the relevant agreement or warrant or right, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrant or rights holder may, without the agent's consent or consent of any other securityholder, enforce by appropriate legal action its right to exercise any warrant or right exercisable for any property.

Replacement of Certificates

        We will replace any destroyed, lost, stolen or mutilated warrant or rights certificate upon delivery to us and any applicable agent of satisfactory evidence of the ownership of that certificate and of its destruction, loss, theft or mutilation, and (in the case of mutilation) surrender of that certificate to us or any applicable agent, unless we have, or the agent has, received notice that the certificate has been acquired by a bona fide purchaser. That warrant or rights holder will also be required to provide indemnity satisfactory to us and the relevant warrant or rights agent before a replacement certificate will be issued.

Title

        HCP, any warrant or rights agents for any series of warrants or rights and any of their agents may treat the registered holder of any certificate as the absolute owner of the warrants or rights evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to such warrants or rights so requested, despite any notice to the contrary. See "Legal Ownership and Book-Entry Issuance."

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

        Please note that in this section entitled "Description of Stock Purchase Contracts We May Offer," references to "holders" mean those who own stock purchase contracts registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in stock purchase contracts registered in street name or in stock purchase contracts issued in book-entry form through one or more depositaries. Owners of beneficial interests in the stock purchase contracts should read the section below entitled "Legal Ownership and Book-Entry Issuance."

        This section outlines some of the provisions of the stock purchase contracts, the stock purchase contract agreement and the pledge agreement. This information is not complete in all respects and is qualified entirely by reference to the stock purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the specific terms of any series of stock purchase contracts may differ from the general description of terms presented below.

        Unless otherwise specified in the applicable prospectus supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock, depositary shares or other security or property at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock, depositary shares or other security or property. The consideration per share of common stock or preferred stock or per depositary share or other security or property may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by or on behalf of HCP of shares of the underlying security or property or, they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security or property. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders' obligations to purchase or sell, as the case may be, the common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

        The securities related to the stock purchase contracts may be pledged to a collateral agent for HCP's benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to HCP's security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the stock purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

        Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to HCP or the stock purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the stock purchase contract agreement.

DESCRIPTION OF UNITS WE MAY OFFER

        Please note that in this section entitled "Description of Units We May Offer," references to "holders" mean those who own units registered in their own names, on the books that we or our agent maintain for this purpose, and not those who own beneficial interests in units registered in street name or in units issued in book-entry form through one or more depositaries. Owners of beneficial interests in the units should read the section below entitled "Legal Ownership and Book-Entry Issuance."

        This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

        We may issue units comprised of two or more debt securities, shares of common stock, shares of preferred stock, stock purchase contracts, warrants, rights and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The applicable prospectus supplement may describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement that differ from those described below;

  •
  the price or prices at which such units will be issued;

  •
  information with respect to book-entry procedures, if any;

  •
  the applicable United States Federal income tax considerations relating to the units;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  any other terms of the units and of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of the Debt Securities We May Offer," "Description of Warrants or Other Rights We May Offer," "Description of Stock Purchase Contracts We May Offer," "Description of Capital Stock We May Offer—Common Stock" and "Description of Capital Stock We May Offer—Preferred Stock" will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

        We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

        We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

        The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Enforcement of Rights

        The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

        Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement, rights agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, warrants, stock purchase contracts, common stock and preferred stock, as relevant.

        Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the applicable prospectus supplement.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

        No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

        The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

        The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

        The unit agreements and the units will be governed by New York law.

Form, Exchange and Transfer

        We will issue each unit in global—i.e., book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under "Legal Ownership and Book-Entry Issuance."

        Each unit and all securities comprising the unit will be issued in the same form.

        If we issue any units in registered, non-global form, the following will apply to them.

        The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

  •
  Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

  •
  Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

  •
  If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

        Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

        In making payments and giving notices with respect to our units, we will follow the procedures we plan to use with respect to our debt securities, where applicable. We describe those procedures above under "Description of the Debt Securities We May Offer—General" and "Description of the Debt Securities We May Offer—Global Debt Securities."

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

        In this section, we describe special considerations that will apply to registered securities issued in global—i.e., book-entry—form. First, we describe the difference between legal ownership and indirect ownership of registered securities. Then, we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

        Each security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names, on the books that we or the trustee, warrant agent or other agent maintain for this purpose, as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors (i.e., persons or institutions purchasing securities in the offering to which a prospectus supplement relates) in securities issued in book-entry form or in street name will be indirect owners.

  Book-Entry Owners

        We will issue each security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Under the indenture with respect to our debt securities, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

  Street Name Owners

        In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

  Legal Holders

        Our obligations as well as the obligations of any trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend an indenture for a series of debt securities or warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

        When we refer to "you" in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to "your securities" in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

  Special Considerations for Indirect Owners

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or stock purchase contract or to exchange or convert a security for or into other property;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

What is a Global Security?

        We will issue each security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or their nominees, which we select. A financial institution that we select for any security for this purpose is called the "depositary" for that security. A security will usually have only one depositary but it may have more.

        Each series of securities will have one or more of the following as the depositaries:

  •
  The Depository Trust Company, New York, New York, which is known as DTC;

  •
  a financial institution holding the securities on behalf of Euroclear;

  •
  a financial institution holding the securities on behalf of Clearstream; and

  •
  any other clearing system or financial institution named in the applicable prospectus supplement.

        The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in the applicable prospectus supplement; if none is named, the depositary will be DTC.

        A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "—Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "—Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated." If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

  Special Considerations for Global Securities

        As an indirect owner, an investor's rights relating to a global security will be governed by the account rules of the depositary, those of the investor's financial institution (e.g., Euroclear and Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "—Who is the Legal Owner of a Registered Security—Legal Holders" above;

  •
  an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

  •
  an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  the depositary's policies and those of any participant in the depositary's system or other intermediary (e.g., Euroclear or Clearstream, if DTC is the depositary) through which that institution holds security interests, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee will have no responsibility for any aspect of the depositary's policies or actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  •
  the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

  •
  financial institutions that participate in the depositary's book-entry system and through which an investor holds its interest in the global securities (including Euroclear and Clearstream, if you hold through them when the depositary is DTC) may also have their own policies affecting payments, notices and other matters relating to the securities. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions of any of those intermediaries.

  Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

        If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner's bank, broker or other financial institution through which that owner holds its beneficial interest in the securities.

        In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "—Who is the Legal Owner of a Registered Security."

        The special situations for termination of a global security are as follows:

  •
  DTC notifies us that it is unwilling or unable to continue acting as the depositary for that global security, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary within 60 days;

  •
  we order in our sole discretion that such global security will be transferable, registrable and exchangeable; or

  •
  in the case of a global security representing debt securities or warrants issued under an indenture, an event of default has occurred with regard to that global security and is continuing.

        If a global security is terminated, only the depositary, and neither we, the trustee for any debt security, the warrant agent for any warrants or the unit agent for any units, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

  Considerations Relating to Euroclear and Clearstream

        Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

        As long as any global security is held by Euroclear or Clearstream, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system.

        If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

        If Euroclear or Clearstream is the depositary for a global security, or if DTC is the depositary for a global security and Euroclear and Clearstream hold interests in the global security as participants in DTC, then Euroclear and Clearstream will hold interests in the global security on behalf of the participants in their systems.

        Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC's rules and procedures.

  Special Timing Considerations for Transactions in Euroclear and Clearstream

        Investors will be able to make and receive through Euroclear and Clearstream payments, notices and other communications and deliveries involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems, and wish to transfer their interests, or to receive or make a payment or delivery with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

CERTAIN PROVISIONS OF MARYLAND LAW AND HCP'S CHARTER AND BYLAWS

        The following paragraphs summarize certain provisions of Maryland law and of our charter and bylaws. This is a summary, and does not completely describe Maryland law, our charter or our bylaws. For a complete description, we refer you to the MGCL, our charter and our bylaws. We have incorporated by reference our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

Election of Directors

        Under our bylaws, we have ten directors unless increased or decreased by the board of directors or our stockholders. However, this number may not be fewer than three. At each annual meeting of stockholders, the election of directors shall be by a plurality of the votes cast. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of our directors. A vacancy resulting from an increase in the number of directors may be filled by a majority vote of the entire board of directors or by the affirmative vote of the holders of a majority of our shares then entitled to vote at an election of directors. Other vacancies may be filled by the vote of a majority of the remaining directors.

Removal of Directors

        Under the terms of our charter, a director of ours may be removed by the affirmative vote of the holders of two-thirds of the outstanding shares of our voting stock or by a unanimous vote of all other directors. Our stockholders may elect a successor to fill any vacancy which results from the removal of a director.

Business Combinations

        Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

  •
  an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or which are held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

        In addition to the restrictions on business combinations provided under Maryland law, our charter also contains restrictions on business combinations. See "Description of Capital Stock We May Offer—Business Combination Provisions."

Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or shares of stock for which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares.

        Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may be able to redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. Our charter and bylaws do not provide for any such exemption.

Duties of Directors with Respect to Unsolicited Takeovers

        Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) make a determination under the Maryland business combination or control share acquisition statutes described above, or (c) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Unsolicited Takeovers

        Under Maryland law, a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the board of directors into three classes with staggered terms of three years each and vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors, even if the remaining directors do not constitute a quorum. These statutory provisions relating to unsolicited takeovers also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.

        An election to be subject to any or all of the foregoing statutory provisions may be made in our charter or bylaws, or by resolution of our board of directors without stockholder approval. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our charter or bylaws provide to the contrary. Neither our charter nor our bylaws provides that we are subject to any of the foregoing statutory provisions relating to unsolicited takeovers. However, our board of directors could adopt a resolution, without stockholder approval, to elect to become subject to some or all of these statutory provisions.

        If we made an election to be subject to such statutory provisions and our board of directors were divided into three classes with staggered terms of office of three years each, the classification and staggered terms of office of our directors would make it more difficult for a third party to gain control of our board of directors since at least two annual meetings of stockholders, instead of one, generally would be required to effect a change in the majority of our board of directors.

Amendments to the Charter

        Provisions of our charter on business combinations, the number of directors and certain ownership restrictions may be amended only if approved by our board of directors and by our stockholders by the affirmative vote of two-thirds of all of the votes entitled to be cast by our stockholders on the matter. Other amendments to our charter require approval by our board of directors and approval by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter.

Amendment to the Bylaws

        Provisions of our bylaws on the number of directors and the vote required to amend the bylaws may be amended only by unanimous vote of the board of directors or by the affirmative vote of not less than 90% of all of the votes entitled to be cast by our stockholders on the matter. Other amendments to our bylaws require the affirmative vote of a majority of the entire board of directors or the affirmative vote of two-thirds of all of the votes entitled to be cast by our stockholders on the matter.

Dissolution of Health Care Property Investors, Inc.

        Our dissolution must be approved by our board of directors by a majority vote of the entire board and by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast by our stockholders on the matter.

Advance Notice of Director Nominations and New Business; Procedures of Special Meetings Requested by Stockholders

        Our bylaws provide that nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders at the annual or special meeting of stockholders may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of the board of directors; or

  •
  by a stockholder who was a stockholder at the time the notice of meeting was given and is entitled to vote at the meeting and who has complied with the advance notice procedures, including the minimum time period, described in the bylaws.

        Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders holding in the aggregate not less than 50% of the outstanding shares entitled to vote on the business proposed to be transacted at such meeting.

Anti-Takeover Effect of Provisions of Maryland Law and of the Charter and Bylaws

        The provisions in the charter on removal of directors and business combinations, the business combinations and control share acquisition provisions of Maryland law, the advance notice provisions of our bylaws and the provisions of our bylaws relating to stockholder-requested special meetings may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of the common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages. However, a Maryland corporation may not limit liability resulting from actual receipt of an improper benefit or profit in money, property or services. Also, liability resulting from active and deliberate dishonesty may not be eliminated if a final judgment establishes that the dishonesty is material to the cause of action. Our charter contains a provision which limits the liability of directors and officers for money damages to the maximum extent permitted by Maryland law. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination as to the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses before final disposition of a proceeding to:

  •
  any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

  •
  any individual who, while one of our directors or officers and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

        The bylaws authorize us, with the approval of our board of directors, to provide indemnification and advancement of expenses to our agents and employees.

        Unless limited by a corporation's charter, Maryland law requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity, or in the defense of any claim, issue or matter in the proceeding. Our charter does not alter this requirement.

        Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against:

  •
  judgments;

  •
  penalties;

  •
  fines;

  •
  settlements; and

  •
  reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities.

        Maryland law does not permit a corporation to indemnify its present and former directors and officers if it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders.

        Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation. The corporation must also receive a written undertaking, either by the director or officer or on his behalf, to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

        The operating agreement also provides for indemnification of us, as managing member, and our officers and directors generally to the same extent as permitted by Maryland law for a corporation's officers and directors. The operating agreement also limits our liability to HCP DR California, LLC and its members in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission made in good faith.

        It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of the material United States federal income tax considerations regarding our election to be taxed as a REIT and the ownership and disposition of certain of the securities offered by this prospectus. This summary is based on current law, is for general information only and is not tax advice. The anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

        This summary assumes that the securities offered by this prospectus are held as "capital assets" (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). Your tax treatment will vary depending on the terms of the specific securities that you acquire, as well as your particular situation. The material federal income tax considerations relevant to your ownership of the particular securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. This discussion does not purport to deal with all aspects of taxation that may be relevant to holders in light of their personal investment or tax circumstances, or to holders who receive special treatment under the federal income tax laws except to the extent discussed specifically herein. Holders of securities offered by this prospectus receiving special treatment include, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  broker-dealers;

  •
  traders;

  •
  expatriates;

  •
  tax-exempt organizations;

  •
  persons who are subject to alternative minimum tax;

  •
  persons who hold their securities offered by this prospectus as a position in a "straddle" or as part of a "hedging," "conversion" or other risk reduction transaction;

  •
  persons deemed to sell their securities offered by this prospectus under the constructive sale provisions of the Internal Revenue Code;

  •
  United States persons that have a functional currency other than the United States dollar;

  •
  except to the extent specifically discussed below, non-U.S. holders (as defined below); or

  •
  partnerships or other entities treated as partnerships for United States federal income tax purposes and partners in such partnerships.

        In addition, this discussion does not address any state, local or foreign tax consequences of ownership of the securities offered by this prospectus or our election to be taxed as a REIT.

        The information in this summary is based on:

  •
  the Internal Revenue Code;

  •
  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

  •
  the legislative history of the Internal Revenue Code;

  •
  current administrative interpretations and practices of the Internal Revenue Service; and

  •
  court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the Internal Revenue Service that we qualify as a REIT, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

        You are urged to consult your tax advisor regarding the specific tax consequences to you of:

  •
  the acquisition, ownership and sale or other disposition of the securities offered by this prospectus, including the federal, state, local, foreign and other tax consequences;

  •
  our election to be taxed as a REIT for federal income tax purposes; and

  •
  potential changes in applicable tax laws.

Taxation of the Company

        General.    We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 1985. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 1985. We currently intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated or will continue to be organized and operate in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

        The sections of the Internal Revenue Code and the corresponding Treasury Regulations that relate to the qualification and taxation of a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury Regulations, and related administrative and judicial interpretations thereof.

        Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 1985, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Internal Revenue Code which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. See "—Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

        Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a C corporation. A C corporation generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will be required to pay federal income tax, however, as follows:

  •
  We will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

  •
  We may be required to pay the "alternative minimum tax" on our items of tax preference under certain circumstances.

  •
  If we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property and for which an election is in effect.

  •
  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (ii) the amount by which 95% of our gross income (90% for our taxable years ended on or prior to December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.

  •
  If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

  •
  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

  •
  We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

  •
  If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation (as is expected to occur in accordance with the Advisor merger), and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are either made or forgone by us or by the entity from which the assets are acquired, in each case, depending upon the date such acquisition occurred.

  •
  We will be required to pay a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a "taxable REIT subsidiary" of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations.

        Requirements for Qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  that issues transferable shares or transferable certificates to evidence its beneficial ownership;

  (3)
  that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

  (4)
  that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

  (5)
  that is beneficially owned by 100 or more persons;

  (6)
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies with respect to certain pension funds.

        We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter documents provide for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described in "Description of Capital Stock We May Offer—Transfer and Ownership Restrictions Relating to our Common Stock," "Description of Capital Stock We May Offer—Business

Combination Provisions" and Description of Capital Stock We May Offer—Restrictions on Ownership and Transfer Relating to our Preferred Stock." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. See "—Failure to Qualify." If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

        In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

        Ownership of Interests in Partnerships and Limited Liability Companies.    We own and operate one or more properties through partnerships and limited liability companies. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership's share of assets and items of income of any partnership in which it owns an interest. A brief summary of the rules governing the federal income taxation of partnerships and their partners is included below in "—Tax Aspects of the Partnerships." The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

        We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. We are a limited partner or non-managing member in certain partnerships and limited liability companies. If any such a partnership or limited liability company were to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In that case, unless we were entitled to relief, as described below, we would fail to qualify as a REIT.

        Ownership of Interests in Qualified REIT Subsidiaries.    We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as "qualified REIT subsidiaries" under the Internal Revenue Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the federal tax requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer's securities or more than 5% of the value of our total assets, as described below in "—Asset Tests."

        Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt to equity ratio and interest expense are not satisfied. We currently own interests in several taxable REIT subsidiaries, and may acquire interests in additional taxable REIT subsidiaries in the future. Our ownership of securities of our taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described below. See "—Asset Tests."

        Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

  •
  First, each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) certain investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) some types of temporary investments; and

  •
  Second, each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions or certain hedging transactions, from the real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

  •
  The amount of rent must not be based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

  •
  We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that also is our taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a "controlled taxable REIT subsidiary" is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled taxable REIT subsidiary" is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock;

  •
  Rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent we receive under the lease. If this condition is not met, then the portion of rent attributable to the personal property will not qualify as "rents from real property;" and

  •
  We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property." Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary's provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

        We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT.

        Income we receive that is attributable to the rental of parking spaces at our properties will constitute rents from real property for purposes of the REIT gross income tests if any services provided with respect to the parking facilities are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other requirements are met. With the exception of some parking facilities we operate, we believe that the income we receive that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

        From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Any income we derive from a hedging transaction will be nonqualifying income for purposes of the 75% gross income test. Except to the extent provided by Treasury Regulations, however, income from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from such a hedging transaction entered into on or after January 1, 2005 that is clearly identified as such as specified in the Internal Revenue Code will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test. The term "hedging transaction," as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

  •
  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

  •
  our failure to meet these tests was due to reasonable cause and not due to willful neglect.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation of the Company—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

        Prohibited Transaction Income.    Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

        Like-Kind Exchanges.    We have in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code, and may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Internal Revenue Code.

        We believe that, in all instances in which our taxable REIT subsidiaries provide services to our tenants, the fees paid to such taxable REIT subsidiaries for such services are at arm's-length rates, although the fees paid may not satisfy the safe harbor provisions referenced above. These determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's-length fee for tenant services over the amount actually paid.

        Asset Tests.    At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets.

        First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

        Second, not more than 25% of the value of our total assets may be represented by securities other than those securities included in the 75% asset test.

        Third, of the investments included in the 25% asset class and except for certain investments in other REITs and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Solely for purposes of the 10% value test, however, certain securities including, but not limited to, "straight debt" securities having specified characteristics, loans to an individual or an estate, obligations to pay rents from real property and securities issued by a REIT, are disregarded as securities. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

        Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. The 20% asset test is effective for taxable years ending after December 31, 2000.

        We currently own 100% of the outstanding stock of several subsidiaries that have elected, together with us, to be treated as taxable REIT subsidiaries. So long as these subsidiaries qualify as taxable REIT subsidiaries, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 20% of the value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 5% value limitation, the 10% voting securities limitation and the 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value. We also own, and may continue to make, loans which must qualify under the "straight debt safe harbor" in order to satisfy the 10% value limitation described above. We believe, based on the advice of our tax counsel, that all of these loans have qualified under this safe harbor.

        The asset tests described above must be satisfied at the close of each quarter of our taxable year. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values unless we (directly or through our partnerships or limited liability companies) acquire securities in the applicable issuer, increase our ownership of securities of such issuer (including as a result of increasing our interest in a partnership or limited liability company which owns such securities), or acquire other assets. For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to a partnership or limited liability company. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the Internal Revenue Service.

        Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above are not available, we would cease to qualify as a REIT.

        Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

  •
  90% of our "REIT taxable income"; and

  •
  90% of our after tax net income, if any, from foreclosure property; minus

  •
  the excess of the sum of specified items of our non-cash income items over 5% of our "REIT taxable income" as described below.

        For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveling of stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

        In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation (such as the Advisor), within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset, over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

        We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions generally are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and payment of deductible expenses, and the inclusion in income and deduction of expenses in determining our taxable income. If these timing differences occur, we may be required to borrow funds or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

        Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

        In addition, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

        For purposes of the 90% distribution requirement and excise tax described above, distributions declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Failure to Qualify

        Specified cure provisions are available to us in the event that we discover a violation of a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations under the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

        General.    We own, directly or indirectly, interests in various partnerships and limited liability companies which are treated as partnerships or disregarded entities for federal income tax purposes and may own interests in additional partnerships and limited liability companies in the future. Our ownership interests in such partnerships and limited liability companies involve special tax considerations. These special tax considerations include, for example, the possibility that the Internal Revenue Service might challenge the status of one or more of the partnerships or limited liability companies in which we own an interest as partnerships or disregarded entities, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See "—Taxation of the Company—Asset Tests" and "—Taxation of the Company—Income Tests." This, in turn, could prevent us from qualifying as a REIT. See "—Failure to Qualify"

for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

        Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not organized or otherwise required to be treated as a corporation (an "eligible entity") may elect to be taxed as a partnership or disregarded entity for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership or disregarded entity for federal income tax purposes unless it elects otherwise. All of the partnerships and limited liability companies in which we own an interest intend to claim classification as partnerships or disregarded entities under these Treasury Regulations. As a result, we believe that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes.

        Allocations of Income, Gain, Loss and Deduction.    A partnership or limited liability company agreement generally will determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations.

        Tax Allocations with Respect to the Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. This could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if the contributed properties were acquired in a cash purchase, and could cause us to be allocated taxable gain upon a sale of the contributed properties in excess of the economic or book income allocated to us as a result of such sale. These adjustments could make it more difficult for us to satisfy the REIT distribution requirements.

Tax Liabilities and Attributes Inherited From CRP

        As described above under "Risk Factors—Risks Relating to the Acquisition of CNL Retirement Properties, Inc.," we entered into an agreement to acquire CRP and the Advisor. If CRP failed to qualify as a REIT for any of its taxable years, it would be required to pay federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, CRP would be disqualified from treatment as a REIT for the four taxable years following the year during which it lost qualification. Because the merger will be treated for income tax purposes as if CRP sold all of its assets in a taxable transaction, if CRP did not qualify as a REIT for the tax year of the merger, it would be subject to tax in respect of the built-in gain in all of its assets because it would not be eligible for the dividends paid deduction that is available to a REIT. "Built-in gain" generally means the excess of the fair market value of an asset over its adjusted tax basis. As successor-in-interest to CRP, we would be required to pay these taxes. Furthermore, after the merger, the asset and income tests described in "Taxation of the Company—Asset Tests" and "Taxation of the Company—Income Tests" will apply to all of our assets, including the assets we acquire from CRP, and to all of our income, including the income derived from the assets we acquire from CRP. As a result, the nature of the assets that we acquire from CRP and the income we derive from those assets may have an effect on our tax status as a REIT.

        Qualification as a REIT requires CRP to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described above with respect to us. There are only limited judicial and administrative interpretations of these requirements and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within CRP's control.

        It is a condition to the closing of the merger that CRP's REIT counsel render an opinion to us, dated as of the closing date of the merger, to the effect that CRP qualified as a REIT under the Internal Revenue Code for the taxable years ending December 31, 1999 through December 31, 2005, CRP is organized in conformity with the requirements for qualification as a REIT, and CRP's method of operation has enabled CRP to satisfy the requirements for qualification as a REIT under the Internal Revenue Code for the taxable years ending on or prior to the closing date of the merger. This opinion will be based on various assumptions and representations as to factual matters, including representations made by CRP in a factual certificate provided by one of its officers, as well as other oral and written statements of officers and other representatives of CRP and others as to the existence and consequence of certain factual and other matters. CRP's ability to achieve and maintain qualification as a REIT through the closing date of the merger depends upon its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Internal Revenue Code regarding its income, assets and distribution levels. No assurance can be given that the actual ownership of CRP's stock and its actual operating results and distributions for any taxable year satisfy the tests necessary for CRP to have achieved and maintained its status as a REIT.

Tax Liabilities and Attributes Inherited from the Advisor

        Concurrently with the merger, the Advisor will merge with and into Ocean Acquisition 2, LLC, or Ocean 2, our wholly owned subsidiary, pursuant to the Agreement and Plan of Merger, dated as of May 1, 2006, by and among us, the Advisor, the stockholders of the Advisor and Ocean 2, which we refer to as the Advisor merger. As a result of the Advisor merger, we will succeed to the assets and the liabilities of the Advisor, including any liabilities for unpaid taxes and any tax liabilities created in connection with the Advisor merger. It is a condition to the closing of the Advisor merger that we receive an opinion of our counsel, and that the Advisor and the Advisor stockholders receive an opinion of their counsel, substantially to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for federal income tax purposes the Advisor merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. To the extent that the Advisor merger so qualifies, no gain or loss will be recognized by the Advisor or us in the Advisor merger. Our tax basis in the Advisor's assets acquired in merger will be equal to the Advisor's tax basis in such assets immediately prior to the merger. If we dispose of such assets in a taxable transaction during the ten-year period beginning on the date of the Advisor merger, then we will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date of the Advisor merger. The opinions of counsel to be delivered in connection with the Advisor merger represent the best legal judgment of our counsel and counsel to the Advisor and the Advisor stockholders and are not binding on the Internal Revenue Service or the courts. Neither we nor the Advisor has requested nor will request a ruling from the Internal Revenue Service as to the tax consequences of the Advisor merger, and there can be no assurance that the Internal Revenue Service will agree with the conclusions in the above-described opinions.

        If the Advisor merger does not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the Advisor merger would be treated as a sale of the Advisor's assets to us in a taxable transaction, and the Advisor would recognize taxable gain. In such a case, as the Advisor's successor-in-interest, we would be required to pay the tax on any such gain. In addition, our tax basis in the Advisor's assets would be equal to the merger consideration paid to the Advisor stockholders, which could be higher than the tax basis of such assets if the Advisor merger qualified as a reorganization. This higher tax basis would cause us to have higher depreciation deductions and lower gain on the sale of the Advisor assets.

        As a result of the Advisor merger and assuming it qualifies as a reorganization under the Internal Revenue Code, we will succeed to the tax attributes and earnings and profits of the Advisor. To qualify as a REIT, we must distribute any such earnings and profits by the close of the taxable year in which the Advisor merger occurs. Any adjustments of the Advisor's income for taxable years ending on or before the Advisor merger, including as a result of an examination of the Advisor's tax returns by the Internal Revenue Service, could affect the calculation of the Advisor's earnings and profits. If the Internal Revenue Service were to determine that we acquired earnings and profits from the Advisor that we failed to distribute prior to the end of the taxable year in which the Advisor merger occurs, we could avoid disqualification as a REIT by using "deficiency dividend" procedures. Under these procedures, we generally would be required to distribute any such earnings and profits to our stockholders within 90 days of the determination and pay a statutory interest charge at a specified rate to the Internal Revenue Service.

Other Tax Consequences

        We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our holders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a holder's state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Taxation of Holders of Our Stock

        The following summary describes certain of the United States federal income tax consequences of owning and disposing of our stock.

Taxable U.S. Stockholders Generally

        If you are a "U.S. holder," as defined below, this section applies to you. Otherwise, the next section, "non-U.S. Stockolders," applies to you.

        Definition of U.S. Holder.    A "U.S. holder" is a beneficial holder of capital stock or debt securities who is:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury Regulations provide otherwise;

  •
  an estate the income of which is subject to federal income taxation regardless of its source; or

  •
  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. holders.

        Distributions Generally.    Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than capital gain dividends and certain amounts that have previously been subject to corporate level tax, discussed below, will be taxable to taxable U.S. holders as ordinary income. See "—Tax Rates" below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

        To the extent that we make distributions on our stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder's adjusted tax basis in its shares of our stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder's adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

        Capital Gain Dividends.    Dividends that we properly designate as capital gain dividends will be taxable to taxable U.S. holders as gains from the sale or disposition of a capital asset, to the extent that such gains do not exceed our actual net capital gain for the taxable year. These gains may be taxable to non-corporate U.S. holders at a 15% or 25% rate. U.S. holders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we are required by the terms of our corporate charter to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our preferred stock in proportion to the amount that our total dividends, as determined for federal income tax purposes, paid or made available to the holders of such stock for the year bears to the total dividends, as determined for federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

        Retention of Net Capital Gains.    We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally would:

  •
  include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

  •
  be deemed to have paid the capital gains tax imposed on it on the designated amounts included in the U.S. holder's long-term capital gains;

  •
  receive a credit or refund for the amount of tax deemed paid by it;

  •
  increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

  •
  in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the Internal Revenue Service.

        Passive Activity Losses and Investment Interest Limitations.    Distributions we make and gain arising from the sale or exchange by a U.S. holder of our shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any "passive losses" against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

        Dispositions of Our Stock.    If a U.S. holder sells or disposes of shares of our stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the stock for more than one year. If, however, a U.S. holder recognizes loss upon the sale or other disposition of our stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss, to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

        Redemption of Our Stock.    A redemption of shares of our stock will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it:

  •
  is "substantially disproportionate" with respect to the U.S. holder;

  •
  results in a "complete termination" of the U.S. holder's stock interest in the Company; or

  •
  is "not essentially equivalent to a dividend" with respect to the U.S. holder;

  •
  all within the meaning of Section 302(b) of the Internal Revenue Code.

        In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares of capital stock actually owned by the U.S. holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time of the redemption, U.S. holders are advised to consult their tax advisors to determine the appropriate tax treatment.

        If a redemption of shares of our stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. A U.S. holder's adjusted basis in the redeemed shares for tax purposes will be transferred to its remaining shares of our capital stock, if any. If a U.S. holder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

        If a redemption of shares of our stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described above under "—Dispositions of Our Stock."

Tax Rates

        The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain "capital gain dividends," has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) "qualified dividend income" has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT's dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year), or to dividends properly designated by the REIT as "capital gain dividends." The currently applicable provisions of the federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Backup Withholding

        We report to our U.S. holders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a holder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the holder's federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status. See "—Non-U.S. Stockholders."

Tax-Exempt Stockholders

        Dividend income from us and gain arising upon a sale of shares of our stock generally will not be unrelated business taxable income to a tax-exempt holder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt holder holds its shares as "debt-financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt holder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

        For tax-exempt holders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a "pension-held REIT" if it is able to satisfy the "not closely held" requirement without relying on the "look-through" exception with respect to certain trusts or if such REIT is not "predominantly held" by "qualified trusts." As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described in this paragraph should be inapplicable to our holders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Non-U.S. Stockholders

        The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. holder in light of its particular circumstances and does not address any state, local or foreign tax consequences. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership, and disposition of shares of our stock, including any reporting requirements.

        Distributions Generally.    Distributions that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the non-U.S. holder's adjusted basis in our stock, but rather will reduce the adjusted basis of such common stock. To the extent that these distributions exceed a non-U.S. holder's adjusted basis in our stock, they will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below.

        For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. Accordingly, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

  •
  a lower treaty rate applies and the non-U.S. holder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate; or

  •
  the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder's trade or business.

        However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

        Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.    Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

  (1)
  the investment in our stock is treated as effectively connected with the non-U.S. holder's United States trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

  (2)
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. holder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the Internal Revenue Service 35% of any distribution to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% of a distribution to the non-U.S. holder that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. holder's United States federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated as ordinary dividend distributions.

        Retention of Net Capital Gains.    Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the Internal Revenue Service a refund to the extent of the non-U.S. holder's proportionate share of such tax paid by us exceeds its actual United States federal income tax liability.

        Sale of our stock.    Gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally will not be subject to United States taxation unless such stock constitutes a "United States real property interest" within the meaning of FIRPTA. Our stock will not constitute a "United States real property interest" so long as we are a "domestically-controlled qualified investment entity." A "domestically-controlled qualified investment entity" includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. holders. We believe, but cannot guarantee, that we have been a "domestically-controlled qualified investment entity." Even if we have been a "domestically-controlled qualified investment entity," because our capital stock is publicly traded, no assurance can be given that we will continue to be a "domestically-controlled qualified investment entity."

        Notwithstanding the foregoing, gain from the sale or exchange of our stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in our stock is treated as effectively connected with the non-U.S. holder's United States trade or business or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to "regularly traded" stock described below), a non-U.S. holder may be treated as having gain from the sale or exchange of United States real property interest if the non-U.S. holder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, other shares of our stock within 30 days after such ex-dividend date.

        Even if we do not qualify as a "domestically-controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges our stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" if:

  (1)
  our stock is "regularly traded," as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and

  (2)
  such non-U.S. holder owned, actually and constructively, 5% or less of our stock throughout the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

        Backup Withholding Tax and Information Reporting.    Generally, we must report annually to the Internal Revenue Service the amount of dividends paid to a non-U.S. holder, such holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the non-U.S. holder's country of residence.

        Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an Internal Revenue Service Form W-8BEN or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person.

        Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service.

Taxation of Holders of Our Debt Securities

        The following summary describes certain of the principal United States federal income tax consequences of owning and disposing of our debt securities. This discussion assumes the debt securities will be issued without original issue discount, sometimes referred to as "OID." If one or more series of debt securities are issued with OID, disclosure concerning the tax considerations arising therefrom will be included with the applicable prospectus supplement.

Taxable U.S. Holders of Our Debt Securities

        Stated Interest.    U.S. holders generally must include interest on the debt securities in their federal taxable income as ordinary income:

  •
  when it accrues, if the U.S. holder uses the accrual method of accounting for United States federal income tax purposes; or

  •
  when the U.S. holder actually or constructively receives it, if the U.S. holder uses the cash method of accounting for United States federal income tax purposes.

        If we redeem or otherwise repurchase the debt securities, we may be obligated to pay additional amounts in excess of stated principal and interest. We intend to take the position that the debt securities should not be treated as contingent payment debt instruments because of this additional payment. Assuming such position is respected, a U.S. holder would be required to include in income the amount of any such additional payment at the time such payment is received or accrued in accordance with such U.S. holder's method of accounting for United States federal income tax purposes. If the Internal Revenue Service successfully challenged this position, and the debt securities were treated as contingent payment debt instruments, U.S. holders could be required to accrue interest income at a rate higher than the stated interest rate on the debt securities and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a debt security. U.S. holders are urged to consult their tax advisors regarding the potential application to the debt securities of the contingent payment debt instrument rules and the consequences thereof.

        Sale, Exchange or Other Taxable Disposition of the Debt Securities.    Unless a nonrecognition provision applies, U.S. holders must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a debt security. The amount of gain or loss equals the difference between (i) the amount the U.S. holder receives for the debt security in cash or other property, valued at fair market value, less the amount thereof that is attributable to accrued but unpaid interest on the debt security and (ii) the U.S. holder's adjusted tax basis in the debt security. A U.S. holder's initial tax basis in a debt security generally will equal the price the U.S. holder paid for the debt security.

        Gain or loss generally will be long-term capital gain or loss if at the time the debt security is disposed of it has been held for more than one year. Otherwise, it will be a short-term capital gain or loss.

        Payments attributable to accrued interest which have not yet been included in income will be taxed as ordinary interest income. The maximum federal income tax rate on long-term capital gain on most capital assets held by an individual is currently 15%. The Federal income tax laws relating to this 15% tax rate are scheduled to "sunset" or revert to provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20%. The deductibility of capital losses is subject to limitations.

        Information Reporting and Backup Withholding.    Under Section 3406 of the Internal Revenue Code and the Treasury Regulations, backup withholding at the applicable statutory rate may apply when a U.S. holder receives interest payments on a debt security or proceeds upon the sale or other disposition of a debt security. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to a U.S. holder who provides his or her social security or other taxpayer identification number in the prescribed manner unless:

  •
  the Internal Revenue Service notifies us or our paying agent that the taxpayer identification number provided is incorrect;

  •
  the U.S. holder fails to report interest and dividend payments received on the U.S. holder's tax return and the Internal Revenue Service notifies us or our paying agent that backup withholding is required; or

  •
  the U.S. holder fails to certify under penalty of perjury that backup withholding does not apply.

        A U.S. holder of debt securities who provides us or our paying agent with an incorrect taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. If backup withholding does apply, the U.S. holder may request a refund of the amounts withheld or use the amounts withheld as a credit against the U.S. holder's United States federal income tax liability as long as the U.S. holder provides the required information to the Internal Revenue Service. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

        We will be required to furnish annually to the Internal Revenue Service and to holders of debt securities information relating to the amount of interest paid on the debt securities, and that information reporting may also apply to payments of proceeds from the sale of the debt securities to those holders. Some holders, including corporations, financial institutions and certain tax-exempt organizations, generally are not subject to information reporting.

Non-U.S. Holders of Our Debt Securities

        This section applies to you if you are a non-U.S. holder of the debt securities. The term "non-U.S. holder" means a beneficial owner of a debt security that is not a U.S. holder.

        Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations" and "passive foreign investment companies." Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

        Payments of Interest.    Interest paid to a non-U.S. holder will not be subject to United States federal income taxes or withholding tax if the interest is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States, and the non-U.S. holder:

  •
  does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

  •
  is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Internal Revenue Code;

  •
  is not a bank that received such debt securities on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  provides the appropriate certification as to the non-U.S. holder's status. A non-U.S. holder can generally meet this certification requirement by providing a properly executed Internal Revenue Service Form W-8BEN or appropriate substitute form to us or our paying agent. If the debt securities are held through a financial institution or other agent acting on the non-U.S. holder's behalf, the non-U.S. holder may be required to provide appropriate documentation to the agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

        If a non-U.S. holder does not qualify for an exemption under these rules, interest income from the debt securities may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time such interest is paid. The payment of interest effectively connected with a United States trade or business, however, would not be subject to a 30% withholding tax so long as the non-U.S. holder provides us or our paying agent an adequate certification (currently on Internal Revenue Service Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if the payment of interest is effectively connected with a foreign corporation's conduct of a United States trade or business, that foreign corporation may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, a non-U.S. holder must provide a properly executed Internal Revenue Service Form W-8BEN before the payment of interest and a non-U.S. holder may be required to obtain a United States taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

        Sale, Exchange or Other Taxable Disposition of Debt Securities.    Non-U.S. holders generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon a sale, exchange, redemption, retirement or other taxable disposition of a debt security, unless either of the following is true:

  •
  the non-U.S. holder's investment in the debt securities is effectively connected with the conduct of a United States trade or business; or

  •
  the non-U.S. holder is a nonresident alien individual holding the debt security as a capital asset, is present in the United States for 183 or more days in the taxable year within which the sale, redemption or other disposition takes place, and certain other requirements are met.

        For non-U.S. holders described in the first bullet point above, the net gain derived from the retirement or disposition of the debt securities generally would be subject to United States federal income tax at the rates applicable to United States persons generally (or lower applicable treaty rate). In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the debt security is effectively connected with the foreign corporation's conduct of a United States trade or business. Non-U.S. holders described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the retirement or disposition of their debt securities, which may be offset by United States source capital losses, even though non-U.S. holders are not considered residents of the United States.

        Backup Withholding and Information Reporting.    No backup withholding or information reporting will generally be required with respect to interest paid to non-U.S. holders of debt securities if the beneficial owner of the debt security provides the certification described above in "Non-U.S. Holders of Our Debt Securities—Payments of Interest" or is an exempt recipient and, in each case, we do not have actual knowledge or reason to know that the beneficial owner is a United States person.

        Information reporting requirements and backup withholding tax generally will not apply to any payments of the proceeds of the sale of a debt security effected outside the United States by a foreign office or a foreign broker (as defined in applicable Treasury Regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting but not backup withholding will apply to any payment of the proceeds of the sale of a debt security effected outside the United States by such a broker if it:

  •
  is a United States person, as defined in the Internal Revenue Code;

  •
  derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is a controlled foreign corporation for United States federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

        Payment of the proceeds of any sale by a non-U.S. holder of a debt security effected by the United States office of a broker will be subject to information reporting and backup withholding requirements, unless the holder or beneficial owner of the debt security provides the certification described above in "Non-U.S. Holders of Our Debt Securities—Payments of Interest" or otherwise establishes an exemption from back-up withholding.

        Non-U.S. holder of debt securities should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payments to a non-U.S. holder under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        We may offer and sell the securities from time to time as follows:

  •
  through agents;

  •
  to or through dealers or underwriters;

  •
  directly to other purchasers; or

  •
  through a combination of any of these methods of sale.

        In addition, the securities may be issued as a dividend or distribution or in a subscription rights offering to existing holders of securities. In some cases, we may also repurchase securities and reoffer them to the public by one or more of the methods described above.

        The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices;

  •
  at prices determined by an auction process; or

  •
  at negotiated prices.

        We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

        From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those securities to the public.

        We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

        If we offer securities in a subscription rights offering to our existing securityholders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. Additionally, before the expiration date for the subscription rights, the standby underwriters may offer the securities, including securities they may acquire through the purchase and exercise of subscription rights, on a when-issued basis at prices set from time to time by them. After the expiration date, the standby underwriters may offer the securities, whether acquired under the standby underwriting agreement, on exercise of subscription rights or by purchase in the market, to the public at prices to be determined by them. Thus, standby underwriters may realize profits or losses independent of the underwriting discounts or commissions we may pay them. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us. Any dealer-manager we retain may acquire securities by purchasing and exercising the subscription rights and resell the securities to the public at prices it determines. As a result, a dealer-manager may realize profits or losses independent of any dealer-manager fee paid by us.

        We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The third parties with whom we may enter into contracts of this kind may include banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations and will include information about any commissions we may pay for soliciting these contracts.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

        Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

        Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M. Rule 104 permits stabilizing bids to purchase the securities being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered securities in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

        The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, HCP and its subsidiaries in the ordinary course of business.

        In compliance with guidelines of the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus. It is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

VALIDITY OF SECURITIES

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland and/or Sullivan & Cromwell LLP, Los Angeles, California. In addition, the description of material federal income tax consequences contained in this prospectus under the heading "United States Federal Income Tax Considerations" is based upon the opinion of Latham & Watkins LLP. In rendering this opinion, Latham & Watkins LLP will assume the accuracy of an opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to certain matters of Maryland law.

EXPERTS

        The consolidated financials statements and schedule of Health Care Property Investors, Inc. at December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 appearing in Health Care Property Investors, Inc.'s Current Report (Form 8-K) dated September 7, 2006, and Health Care Property Investors, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in Health Care Property Investors, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule, and management's assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The audited historical financial statements and management's assessment of the effectiveness of internal control over financial reporting included on Exhibit 99.3 of our Current Report on Form 8-K dated September 7, 2006 have been so incorporated in reliance on the report of

PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The audited historical financial statements included in Exhibit 99.5 of our Current Report on 8-K dated September 7, 2006 have been so incorporated in reliance on the report (which contains an emphasis of a matter paragraph relating to the advisory services provided to CRP as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

11,500,000 Shares

HCP, Inc.

Common Stock

                                                      P R O S P E C T U S   S U P P L E M E N T

Book-Running Manager

BofA Merrill Lynch

August       , 2009